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                                                                    EXHIBIT 10.1

                          CREDIT CARD PROGRAM AGREEMENT

                                  BY AND AMONG

                                   BELK, INC.,

                          BELK STORES OF VIRGINIA LLC,

                BELK-SIMPSON COMPANY, GREENVILLE, SOUTH CAROLINA,

                           BELK DEPARTMENT STORES LP,

                          BELK ACCOUNTS RECEIVABLE LLC

                                       AND

                                  GE MONEY BANK

                          DATED AS OF NOVEMBER 21, 2005

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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS....................................................     2
   1.1     Generally.....................................................     2
   1.2     Miscellaneous.................................................    13

ARTICLE II ESTABLISHMENT OF THE PROGRAM..................................    13
   2.1     Credit Program................................................    13
   2.2     Exclusivity...................................................    14
   2.3     Transition Plan...............................................    14
   2.4     Re-Launch Expenses............................................    15
   2.5     Interim Servicing.............................................    15
   2.6     Program Competitiveness.......................................    15

ARTICLE III PROGRAM MANAGEMENT AND ADMINISTRATION........................    15
   3.1     Program Objectives............................................    15
   3.2     Operating Committee...........................................    16
   3.3     Program Relationship Managers; Program Team...................    17

ARTICLE IV PROGRAM OPERATIONS............................................    18
   4.1     Operation of the Program......................................    18
   4.2     Certain Responsibilities of Belk..............................    19
   4.3     Certain Responsibilities of Bank..............................    19
   4.4     Ownership of Accounts; Account Documentation..................    21
   4.5     Branding of Accounts/Credit Cards/Cardholder Documentation/
           Solicitation Materials........................................    22
   4.6     Underwriting and Risk Management..............................    22
   4.7     Cardholder Terms..............................................    23
   4.8     Internet Services.............................................    23
   4.9     Sales Taxes...................................................    24

ARTICLE V MARKETING......................................................    24
   5.1     Promotion of Program..........................................    24
   5.2     Marketing Commitment..........................................    24
   5.3     Communications with Cardholders...............................    25
   5.4     Additional Marketing Support..................................    26
   5.5     Approved Ancillary Products...................................    27
   5.6     Marketing Plan................................................    27

ARTICLE VI CARDHOLDER INFORMATION........................................    29
   6.1     Customer Information..........................................    29
   6.2     Cardholder Data...............................................    30
   6.3     Belk Shopper Data.............................................    33
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ARTICLE VII OPERATING STANDARDS..........................................    36
   7.1     Reports.......................................................    36
   7.2     Servicing.....................................................    36
   7.3     Service Level Standards.......................................    38
   7.4     Credit Systems................................................    38
   7.5     Systems Interface; Technical Support..........................    40
   7.6     [Intentionally omitted].......................................    40
   7.7     Sarbanes-Oxley Compliance.....................................    40
   7.8     Disaster Recovery Plan and Crisis Management..................    41
   7.9     Portfolio Growth Initiatives..................................    41

ARTICLE VIII MERCHANT SERVICES...........................................    41
   8.1     Transmittal and Authorization of Belk Charge Transaction
           Data..........................................................    41
   8.2     POS Terminals.................................................    41
   8.3     In-Store Payments.............................................    42
   8.4     Settlement Procedures.........................................    42
   8.5     Bank's Right to Charge Back...................................    43
   8.6     Exercise of Chargeback........................................    43
   8.7     No Merchant Discount..........................................    43

ARTICLE IX PROGRAM ECONOMICS.............................................    43
   9.1     Belk Compensation.............................................    43
   9.2     Dispute Resolution............................................    44

ARTICLE X INTELLECTUAL PROPERTY..........................................    44
   10.1    The Belk Licensed Marks.......................................    44
   10.2    The Bank Licensed Marks.......................................    45
   10.3    Intellectual Property.........................................    46

ARTICLE XI REPRESENTATIONS, WARRANTIES AND COVENANTS.....................    47
   11.1    General Representations and Warranties of Belk................    47
   11.2    General Representations and Warranties of Bank................    49
   11.3    No other Representations or Warranties........................    51
   11.4    General Covenants of Belk.....................................    52
   11.5    General Covenants of Bank.....................................    53

ARTICLE XII ACCESS, AUDIT AND DISPUTE RESOLUTION.........................    54
   12.1    Access Rights.................................................    54
   12.2    Audit Rights..................................................    54
   12.3    Accounting Dispute Resolution.................................    55
   12.4    Dispute Resolution............................................    56

ARTICLE XIII CONFIDENTIALITY.............................................    58
   13.1    General Confidentiality.......................................    58
   13.2    Use and Disclosure of Confidential Information................    59
   13.3    Unauthorized Use or Disclosure of Confidential Information....    60
   13.4    Return or Destruction of Confidential Information.............    60
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ARTICLE XIV ACQUISITIONS AND DISPOSITIONS................................    60
   14.1    Acquisition of Retailer that Operates a Credit Card Business..    60
   14.2    Acquisition of Retailer that has a Credit Card with Another
           Issuer........................................................    60
   14.3    Acquisition of Retailer that has a Credit Card with Bank......    60
   14.4    Conversion of Purchased Accounts..............................    60
   14.5    No Other Belk Obligations.....................................    61

ARTICLE XV EVENTS OF DEFAULT; RIGHTS AND REMEDIES........................    61
   15.1    Events of Default.............................................    61
   15.2    Defaults by Bank..............................................    62
   15.3    Defaults by Belk or BAR.......................................    63
   15.4    Remedies for Events of Default................................    64

ARTICLE XVI TERM/TERMINATION.............................................    64
   16.1    Term..........................................................    64
   16.2    Termination by Belk Prior to the End of the Initial Term or a
           Renewal Term..................................................    64
   16.3    Termination by Bank Prior to the End of the Initial Term or a
           Renewal Term..................................................    65
   16.4    Automatic Termination.........................................    65

ARTICLE XVII EFFECTS OF TERMINATION......................................    65
   17.1    General Effects...............................................    65
   17.2    BAR's Option to Purchase the Program Assets...................    65
   17.3    Termination Assistance Services...............................    67
   17.4    Rights of Bank if Purchase Option Not Exercised...............    67

ARTICLE XVIII INDEMNIFICATION............................................    68
   18.1    Belk Indemnification of Bank..................................    68
   18.2    Bank's Indemnification of Belk................................    69
   18.3    Procedures....................................................    70
   18.4    Notice and Additional Rights and Limitations..................    71

ARTICLE XIX MISCELLANEOUS................................................    71
   19.1    Precautionary Security Interest...............................    71
   19.2    Securitization, Participation or Pledge of Cardholder
           Indebtedness..................................................    71
   19.3    Assignment....................................................    72
   19.4    Sale or Transfer of Accounts..................................    72
   19.5    Subcontracting; Outsourcing...................................    72
   19.6    Amendment.....................................................    72
   19.7    Non-Waiver....................................................    72
   19.8    Severability..................................................    72
   19.9    Venue; Jury Trial.............................................    73
   19.10   Governing Law; Compliance with Law............................    73
   19.11   Specific Performance..........................................    73
   19.12   Captions......................................................    73
   19.13   Notices.......................................................    73
   19.14   [Intentionally omitted].......................................    74
   19.15   Further Assurances............................................    74
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   19.16   No Joint Venture..............................................    75
   19.17   Press Releases................................................    75
   19.18   No Set-Off....................................................    75
   19.19   Conflict of Interest..........................................    75
   19.20   Third Parties.................................................    75
   19.21   Force Majeure.................................................    76
   19.22   Entire Agreement..............................................    76
   19.23   Binding Effect................................................    76
   19.24   Counterparts/Facsimiles.......................................    77
   19.25   Survival......................................................    77
   19.26   Interim Servicing.............................................    77
   19.27   No Joint and Several Liability................................    77
   19.28   Disposition of Stores.........................................    77
   19.29   Commencement of Obligations...................................    77
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                                LIST OF SCHEDULES

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
Schedule 1.1(a)       Bank Licensed Marks
Schedule 1.1(b)       Belk Licensed Marks
Schedule 1.1(c)       Comparable Partner Programs
Schedule 1.1(d)       Existing Approved Ancillary Products
Schedule 1.1(e)       Loyalty Cards
Schedule 1.1(f)       Certain Defined Terms
Schedule 2.2(c)       Other Products
Schedule 2.3          Transition Plan Parameters
Schedule 2.4          Re-Launch Expenditures
Schedule 2.5          Interim Servicing
Schedule 3.1(j)       Program Objectives
Schedule 3.2(d)       Functions of the Operating Committee
Schedule 3.2(f)       Belk Matters
Schedule 3.2(g)       Bank Matters
Schedule 3.3          Program Managers
Schedule 3.3(a)       Bank Program Manager Commitment
Schedule 3.3(d)       Bank Program Team Specifications
Schedule 3.3(d)(i)    Employees
Schedule 4.1(b)       Initial Operating Procedures
Schedule 4.3          Daily Data Feeds
Schedule 4.3(g)       Size of Field Marketing Team
Schedule 4.3(q)       Lay-Away Accounts
Schedule 4.4(b)       Percentage of Net Revenue
Schedule 4.6(a)       Underwriting
Schedule 4.6(b)       Risk Management Policies
Schedule 4.6(c)       Account Metrics
Schedule 4.6(c)(i)    Account Metrics Guidelines
Schedule 4.7(a)(i)    Purchased Account Terms and Conditions
Schedule 4.7(a)(ii)   Changes in Account or Program Terms
Schedule 4.9          Sales Taxes
Schedule 5.2(a)       Promotional Financing
Schedule 5.2(b)       Marketing Commitment
Schedule 5.2(c)       R&D Fund
Schedule 5.6(b)       Marketing Plan
Schedule 5.6(f)       Marketing Plan Considerations
Schedule 6.2          Privacy Policy
Schedule 6.2(e)(v)    Cardholder Data
Schedule 7.1          Report Due Dates
Schedule 7.1(a)(i)    Monthly and Other Reports
Schedule 7.1(a)(ii)   Daily Reports
Schedule 7.1(b)       Year-End Settlement Sheet
Schedule 7.2(d)       Record Retention Policies
Schedule 7.2(e)       Existing Primary Subservicers
Schedule 7.3(a)       Service Level Standards
Schedule 7.3(d)       SLA Additions
Schedule 7.3(e)       SLA Modifications
Schedule 7.3(f)       System-Generated Reports
Schedule 7.4(a)       Transition Services
Schedule 7.4(b)(i)    Features and Functionality of Belk
                      Credit Systems
Schedule 7.4(b)(ii)   Upgrades to Features and
                      Functionality of Belk Credit
                      Systems
Schedule 7.4(e)       Credit Systems Projects
Schedule 7.7(b)       SAS 70 Type II Audits
Schedule 7.7(c)       Results of Inquiries and Corrective
                      Plan
Schedule 7.8(a)(i)    Bank DRP
Schedule 7.9(i)       Portfolio Growth Initiative
                      Guidelines
Schedule 7.9          Portfolio Growth Initiatives
Schedule 8.5          Bank's Right to Charge Back
Schedule 9.1(a)       Payments
Schedule 9.1(a)(iv)   Net Yield Sharing Specifications
Schedule 11.5(g)      Disasters
Schedule 14.1         Acquisition of Retailer that
                      Operates a Credit Card Business
Schedule 14.2         Acquisition of Retailer that has a
                      Credit Card with Another Issuer
Schedule 14.3         Acquisition of Retailer that has a
                      Credit Card with Bank
Schedule 15.2(h)      Default by Bank
Schedule 16.2(c)      Termination by Belk
Schedule 17.3(a)      Termination Assistance Services
Schedule 17.4         Purchase Option Not Exercised
Schedule 19.5         Geographical Location of Services
Schedule 19.5(a)      Subcontracting; Outsourcing
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                          CREDIT CARD PROGRAM AGREEMENT

     THIS CREDIT CARD PROGRAM AGREEMENT is made as of November 21, 2005 (this "Agreement"), by and among Belk, Inc., a Delaware corporation ("Parent"), Belk Stores of Virginia LLC, a North Carolina limited liability company ("Belk Virginia"), Belk-Simpson Company, Greenville, South Carolina, a South Carolina corporation ("Belk South Carolina"), Belk Department Stores LP, a North Carolina limited partnership ("Belk LP"), Belk Accounts Receivable LLC, a North Carolina limited liability company ("BAR") and GE Money Bank, a federal savings bank ("Bank").

                                   WITNESSETH:

     WHEREAS, Parent, Belk Virginia, Belk South Carolina and Belk LP (collectively, "Belk") are engaged in, among other activities, operating retail department stores;

     WHEREAS, Belk National Bank and BAR are engaged in operating the Credit Card Business (as hereinafter defined);

     WHEREAS, concurrently with the execution of this Agreement, BAR, Belk National Bank and Bank are entering into a purchase and sale agreement (the "Belk Purchase Agreement") pursuant to which Bank shall purchase specified assets related to Belk National Bank's and BAR's Credit Card Business, including certain credit card accounts and associated receivables (the "Belk Accounts");

     WHEREAS, Bank and HSBC Bank Nevada, National Association ("HSBC") are parties to a purchase and sale agreement (the "P&M Purchase Agreement") pursuant to which Bank shall purchase specified assets, including certain credit card accounts and associated receivables, related to the Proffitt's and the McRae's credit card businesses (collectively, the "P&M Accounts");

     WHEREAS, Belk has requested that Bank establish a program pursuant to which, following the Effective Date of this Agreement, Bank shall issue Belk Credit Cards (as hereinafter defined) to be offered, marketed and serviced in accordance with the terms hereof; and

     WHEREAS, the Parties hereto agree that the goodwill associated with the Belk Licensed Marks (as hereinafter defined) contemplated for use hereunder are of substantial value that is dependent upon the maintenance of high quality services and appropriate use of the trademarks pursuant to this Agreement;

     NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

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                                    ARTICLE I

                                   DEFINITIONS

     1.1 Generally.

     The following terms shall have the following meanings when used in this
Agreement:

     "Account" means any private label account linked to a Belk Credit Card under which a purchase, cash advance, convenience check or balance transfer transaction may be or has been made by or to a Person (or any Person authorized by such Person) pursuant to a Cardholder Agreement established pursuant to the terms of this Agreement or acquired pursuant to the Purchase Agreements. For the avoidance of doubt, the term Account shall include the Purchased Accounts.

     "Account Documentation" means, with respect to an Account, any and all documentation relating to that Account, including Cardholder Documentation, Belk Charge Transaction Data, checks or other forms of payment with respect to an Account, notices to Cardholders, adverse action notices, change of terms notices, other notices, correspondence, memoranda, documents, stubs, instruments, certificates, agreements, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions, any microfilm, electronic or other copy of any of the foregoing, and any other written, electronic or other records or materials of whatever form or nature, including tangible and intangible information, arising from or relating or pertaining to any of the foregoing to the extent related to the Program; provided that Account Documentation shall not include Belk's or any of its Affiliates' register tapes, invoices, sales or shipping slips, delivery or other receipts or other indicia of the sale of Belk Goods and Services, any reports, analyses or other documentation prepared by Belk or any of its Affiliates for use in the retail business operated by Belk and its Affiliates regardless of whether derived in whole or in part from the Account Documentation or any other document not directly related to the Credit Card Business.

     "Account Number" means the number assigned to each Account.

     "Accountants" has the meaning set forth in Section 12.3(a) hereof.

     "Affiliate" means, with respect to any Person, each Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" means this Program Agreement, together with all of its schedules and exhibits, as modified, altered, supplemented, amended and/or restated from time to time.

     "Applicable Law" means all applicable federal, state and local laws (including common law), statutes, regulations, regulatory guidance, orders or direction from a Governmental Authority, as may be amended and in effect from time to time during the Term, including (i) the Truth in Lending Act and Regulation Z; (ii) the Equal Credit Opportunity Act and Regulation B; (iii) the Fair Debt Collection Practices Act; (iv) the Fair Credit Reporting Act; (v) the Gramm-


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Leach-Bliley Act; (vii) the USA PATRIOT Act; and (vii) the Unfair and Deceptive
Trade Practices Act, and, in each case, any implementing regulations or interpretations issued thereunder.

     "Applicable Order" means, with respect to any Person, a judgment, injunction, writ, decree or order of any Governmental Authority, in each case legally binding on that Person or on any material amount of its property.

     "Application" means the credit application that must be completed and submitted in order to establish an Account (including any such application submitted at the POS, by phone, mail or via the Internet).

     "Approved Ancillary Products" means any debt protection products for the Belk Credit Cards and any Credit Card enhancement and other financial products (other than the Belk Credit Cards) approved by the Operating Committee for offering under the Program from time to time, including the Existing Approved Ancillary Products.

     "Bank" has the meaning set forth in the preamble hereof.

     "Bank Designees" has the meaning set forth in Section 3.2(c) hereof.

     "Bank Event of Default" means the occurrence of any one of the events listed in Section 15.2 hereof or an Event of Default where Bank is the defaulting Party.

     "Bank Guaranty" means the Guaranty by Bank Parent of Bank's obligations under this Agreement, the Belk Purchase Agreement and the Servicing Agreements.

     "Bank Licensed Marks" means the trademarks, tradenames, service marks, logos and other proprietary designations of Bank listed on Schedule 1.1(a) and licensed to Belk under Section 10.2 hereof.

     "Bank Matters" has the meaning set forth in Section 3.2(g) hereof.

     "Bank Parent" means General Electric Capital Corporation, a Delaware corporation.

     "Bank Systems" means Systems owned, leased or licensed by and operated by or on behalf of Bank or any of its Affiliates.

     "Bankruptcy Code" means Title 11 of the United States Code, as amended, or any other applicable state or federal bankruptcy, insolvency, moratorium or other similar law and all laws relating thereto.

     "Belk" has the meaning set forth in the recitals hereof.

     "Belk Accounts" has the meaning set forth in the recitals hereof.

     "Belk Channels" means (i) all United States retail establishments owned or operated by Belk or its Affiliates (including Licensee departments therein),
(ii) all websites owned or


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operated by Belk or its Affiliates, and (iii) all mail order, catalog and other direct access media that are owned or operated by Belk or its Affiliates.

     "Belk Charge Transaction Data" means the transaction information (in the form of electronic information) with regard to a charge on an Account with respect to each purchase of Belk Goods and Services or Approved Ancillary Products by a Cardholder on credit and each return of Belk Goods and Services or Approved Ancillary Products for credit. The parties acknowledge and agree that Belk and Bank shall co-own the Belk Charge Transaction Data (except Bank shall exclusively own the Account Numbers).

     "Belk Credit Card" means a Credit Card that bears a Belk Licensed Mark and may be used solely to finance purchases of Belk Goods and Services through any Belk Channel and Approved Ancillary Products. Each Belk Credit Card is linked to solely an Account.

     "Belk Designees" has the meaning set forth in Section 3.2(c) hereof.

     "Belk Event of Default" means the occurrence of any one of the events listed in Section 15.3 hereof or an Event of Default where Belk or BAR is the defaulting Party.

     "Belk Goods and Services" means the products and services sold, charged or offered by or through Belk Channels, including for personal, household, or business purposes, and including accessories, delivery services, protection agreements, gift cards, shipping and handling, and work or labor to be performed for the benefit of customers of the Belk Channels.

     "Belk Licensed Marks" means (i) the trademarks, tradenames, service marks, logos and other proprietary designations of BAR listed on Schedule 1.1(b) and licensed to Bank by BAR under Section 10.1 hereof and (ii) any other trademarks, tradenames, service marks, logos and other proprietary designations of Belk and its Affiliates designated by BAR from time to time in accordance with Schedule 1.1(b).

     "Belk Matters" has the meaning set forth in Section 3.2(f) hereof.

     "Belk Party" has the meaning set forth in Section 11.1(a).

     "Belk Prospect List" has the meaning set forth in Section 6.3(b) hereof.

     "Belk Purchase Agreement" has the meaning set forth in the recitals hereof.

     "Belk Servicer" means The Belk Center, Inc., a North Carolina corporation.

     "Belk Shopper" means any Person who makes purchases of Belk Goods and Services or otherwise uses or accesses Belk Channels.

     "Belk Shopper Data" means all personally identifiable information regarding a Belk Shopper (regardless of whether such information also constitutes Cardholder Data) that is obtained by (or on behalf of) Belk or BAR or any of their Affiliates at any time (including prior to the date hereof), including personally identifiable information obtained in connection with


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such Belk Shopper making a purchase of Belk Goods and Services and including the information set forth in Sections 6.3(a)(i) and 6.3(a)(ii).

     "Belk Systems" means Systems owned, leased or licensed by and operated by, or on behalf of, Belk or its Affiliates.

     "Belk Transaction" means any purchase, exchange or return of Belk Goods and Services by a Cardholder using an Account.

     "Billing Cycle" means the interval of time between regular periodic Billing Dates for an Account.

     "Billing Date" means, for any Account, the day as of when the Account is billed.

     "Billing Statement" means a summary of Account credit and debit transactions for a Billing Cycle including a descriptive statement covering purchases, charges, past due account information and Loyalty Program information, in paper or electronic form.

     "BIN" means bank identification number.

     "Business Day" means any day, other than (i) a Saturday or Sunday, or (ii) a day on which financial institutions in Utah or North Carolina are authorized by law to close; provided that for purposes of Sections 8.4 and 9.1, "Business Day" shall exclude any day on which the Fedwire system is closed.

     "Cardholder" means any Person who has been issued a Belk Credit Card (including any guarantor of the Account related to such Belk Credit Card) and includes authorized user(s).

     "Cardholder Agreement" means the agreement between Bank and a Cardholder (and any replacement of such agreement), governing the use of an Account, together with any amendments, modifications or supplements that now or hereafter may be made to such Cardholder Agreement (and any replacement of such agreement).

     "Cardholder Data" means all personally identifiable information about a Cardholder (A) received by or on behalf of Bank (including by Belk Servicer and HSBC in their capacities as such) in connection with the Cardholder's application for use of a Belk Credit Card or Account or (B) otherwise obtained by or on behalf of Bank (including information obtained by Belk Servicer, McRae's and HSBC in their capacities as such) for inclusion in its database of Cardholder information, including all transaction and experience information collected by or on behalf of Bank (including by Belk Servicer, McRae's and HSBC in their capacities as such) with regard to each purchase charged by a Cardholder using his or her Belk Credit Card or Account (including Belk Charge Transaction Data with respect to charges on Accounts).

     "Cardholder Documentation" means, with respect to the Accounts, all Applications, Cardholder Agreements, Belk Credit Cards, Loyalty Cards and Billing Statements relating to such Accounts.


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     "Cardholder Indebtedness" means all amounts charged and owing to Bank by
Cardholders with respect to Accounts (including principal balances from outstanding charges, charges for Approved Ancillary Products, finance charges, NSF fees, late charges, pay-by-phone fees and any other fees and charges), whether or not billed, less the amount of any credit balances owing by Bank to Cardholders, including in respect of any payments and any credits associated with returns of goods and/or services and other credits and adjustments, whether or not billed.

     "Cardholder List" means any list (whether in hardcopy, magnetic tape, electronic or other form) that identifies Cardholders, including any such listing that sets forth the names, addresses, email addresses (as available) or telephone numbers of any or all Cardholders.

     "Change of Control" means, with respect to Parent or Bank, as the case may be, (the "subject Person"), (i) a Person or group becomes the "beneficial owner" (as defined in Rules l3d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (except that a Person or group shall be deemed to own all securities it has the right to acquire)), directly or indirectly, of more (than fifty percent (50%) of the total voting power of the subject Person, (ii) such subject Person merges, consolidates, acquires, is acquired by, or otherwise combines with any other Person in a transaction in which the subject Person is not the surviving entity or which constitutes a "merger of equals", it being understood that a subject Person shall not be considered the "surviving entity" of a transaction if either (A) the members of the Board of Directors of the subject Person immediately prior to the transaction constitute less than a majority of the members of the Board of Directors of the ultimate parent entity of the entity surviving or resulting from the transaction or (B) the Persons who were beneficial owners of the outstanding voting securities of the subject Person immediately prior to the transaction beneficially own less than fifty percent (50%) of the total voting power of the ultimate parent entity of the entity surviving or resulting from the transaction, or (iii) the subject Person sells all or substantially all of its assets to a Person that is not an Affiliate of the subject Person.

     "Closing" has the meaning set forth in the Belk Purchase Agreement.

     "Comparable Partner Programs" has the meaning set forth in Schedule 1.1(f).

     "Competing Retail Programs" means from time to time other major retailer private label Credit Card programs other than the Program, whether or not Bank or any of its Affiliates participate in such other programs.

     "Competitive" has the meaning set forth in Schedule 1.1(f).

     "Confidential Information" has the meaning set forth in Section 13.1(a) hereof.

     "Conversion Date" means the date on which the Bank completes the conversion of the Accounts in accordance with the terms of this Agreement.

     "Conversion Plan" means the conversion plan pursuant to which Bank shall convert the Credit Systems to the Bank Systems, as set forth under the caption "Conversion Plan" in the Transition Plan.


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     "Corrective Plan" has the meaning set forth in Schedule 7.7(c).

     "Credit Card" means a credit card pursuant to which the cardholder or authorized user may purchase goods and services, obtain cash advances or convenience checks, and transfer balances through open-end revolving credit, commonly known as a credit or charge card; provided that the term does not include: (i) any gift card; (ii) any debit card, stored value card, electronic or digital cash card or any other card that does not provide the holder thereof with the ability to obtain credit other than through an overdraft line or similar feature; or (iii) any card issued to the holder of a securities brokerage account that allows the holder to obtain credit through a margin account.

     "Credit Card Business" means the business relating to the ownership, administration and management of the Accounts and related receivables (including the extension of credit to Cardholders, the processing of transactions under the Accounts and the servicing of the Accounts) and, following the Effective Date, includes all activities relating to the Program established pursuant to this Agreement.

     "Critical SLA" means any SLA designated as a "Critical SLA" on Schedule 7.3(a) hereto.

     "Disaster Period" has the meaning set forth in Schedule 11.5(g).

     "Disclosing Party" has the meaning set forth in Section 13.1(d) hereof.

     "DRP" has the meaning set forth in Section 7.8(a) hereof.

     "Effective Date" means the Closing Date as the term is defined in the Belk Purchase Agreement.

     "Event of Default" means the occurrence of any one of the events listed in
Section 15.1 hereof.

     "Existing Approved Ancillary Products" means the products set forth on
Schedule 1.1(d) hereto.

     "Existing Cardholder Indebtedness Price" has the meaning set forth in
Schedule 1.1(f).

     "Fair Market Value" shall be determined as follows: (A) Bank and BAR (or its Nominated Purchaser) shall attempt to mutually determine the fair market value of the Accounts; or, (B) if the parties cannot reach such agreement, each party shall nominate an appraiser who together shall select a third appraiser to value the Accounts, all three (3) appraisers will value the Accounts and following these appraisals, the fair market value of the Accounts shall be the average of the two (2) closest valuations provided by the appraisers; provided, however, if the median valuation is equal to the mean of the three (3) valuations, the fair market value shall be such median/mean value.

     "FDR" means First Data Corporation, a Delaware corporation.

     "FDR Services" has the meaning set forth in Schedule 7.7(b).

     "Federal Funds Rate" means the offered rate as reported in The Wall Street Journal in the "Money Rates" section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more or, if no such rate is published for a day, the rate published for the preceding Business Day, calculated on a daily basis based on a 365 day year.

     "Fiscal Month" means each four (4) or five (5) week period designated as such in the calendar published by the National Retail Federation for retailers on a Fiscal Year-reporting basis; provided that the Fiscal Month in which the Effective Date occurs shall be deemed to begin on the Effective Date.

     "Fiscal Quarter" means each three (3) Fiscal Month period set forth in the calendar published by the National Retail Federation for retailers on a Fiscal Year-reporting basis; provided that the Fiscal Quarter in which the Effective Date occurs shall be deemed to begin on the Effective Date.

     "Fiscal Year" means the fiscal year set forth in the calendar published by the National Retail Federation setting forth the fiscal year for retailers on a 52/53 week fiscal year ending on the Saturday closest to January 31; provided that the first Fiscal Year under this Program shall be the period beginning on the Effective Date and ending on the Saturday closest to January 31, 2006.

     "Force Majeure Event" has the meaning set forth in Section 19.21 hereof.

     "GAAP" means United States generally accepted accounting principles, consistently applied.

     "Governmental Authority" means any federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity.

     "HSBC" has the meaning set forth in the recitals hereof.

     "HSBC Interim Servicing Agreement" means the Interim Servicing Agreement, dated as of the date hereof, between Bank and HSBC pursuant to which HSBC will service the P&M Accounts on an interim basis.

     "Indemnified Party" has the meaning set forth in Section 18.3(a) hereof.

     "Indemnifying Party" has the meaning set forth in Section 18.3(a) hereof.

     "Initial Term" has the meaning set forth in Section 16.1 hereof.

     "Inserts" has the meaning set forth in Section 5.3(a) hereof.

     "In-Store Payment" means any payment on an Account made in a retail store owned or operated by Belk by a Cardholder or a person acting on behalf of a Cardholder.

     "Intellectual Property" means, on a worldwide basis, all intellectual property, including (i) rights associated with works of authorship, including copyrights, moral rights and mask-works; (ii) trademarks, service marks and other source indicators and the goodwill associated therewith; (iii) trade secret rights; (iv) patents, designs, algorithms and other industrial property rights; (v) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vi) applications, registrations, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

     "Internet Services" has the meaning set forth in Section 4.8(a) hereof.

     "Key Employees" has the meaning set forth in Schedule 3.3(d).

     "Knowledge" means, with respect to Belk or Bank, the actual knowledge of the executive officers of the organization who have managerial responsibility for the Program, after reasonable inquiry.

     "Licensee" means any Person authorized by Parent or its Affiliates to operate in and sell Belk Goods and Services from the Belk Channels, solely with respect to such Person's or any of its Subsidiaries' operation in and sale of Belk Goods and Services from the Belk Channels or under the Belk Licensed Marks.

     "Loyalty Card" means a card issued for the Program pursuant to any Loyalty Program providing for access to an Account, including the Loyalty Cards listed in Section B of Schedule 1.1(e) hereto.

     "Loyalty Programs" means a system that rewards Belk Credit Card usage or customer spending with a redemption mechanism for goods and/or services. For purposes of this Agreement, "Loyalty Program" shall include the Belk Select Card and any successor program.

     "Marketing Commitment" means the obligation of the Bank to fund the amount per Fiscal Year set forth in Schedule 5.2(b) for the purposes set forth in
Section 5.2(b).

     "Marketing Fund" has the meaning set forth in Section 5.2(b) hereof.

     "Marketing Plan" means the document that outlines the objectives, strategies and tactics of new account solicitation, activation, usage, awareness and retention programs for the applicable Fiscal Year.

     "McRae's" means McRae's, Inc., a Delaware corporation.

     "McRae's Interim Servicing Agreement" means the Interim Servicing Agreement, dated as of the date hereof, between Bank and McRae's pursuant to which McRae's will service the P&M Accounts on an interim basis.

     "Merchant Discount" means a discount rate generally applied against settlements due to merchants for transactions with respect to the use of a Credit Card, as well as any other transaction fees.

     "Monthly Settlement Sheet" has the meaning set forth in Section 7.1(a) hereof.

     "Net Credit Sales" means, (i) for any Business Day, an amount equal to (A) gross credit sales on Accounts (including gift card sales, sales tax, delivery charges, Licensee sales and any other amount included in the full amount charged by Cardholders) reflected in the Belk Charge Transaction Data since the preceding Business Day, minus (B) the sum of credits for returned goods and cancelled services and other credits (such as concessions, discounts and adjustments) on Accounts reflected in the Belk Charge Transaction Data since the preceding Business Day and (ii) for any Fiscal Year, an amount equal to (A) gross credit sales on Accounts (including gift card sales, sales tax, delivery charges, Licensee sales and any other amount included in the full amount charged by Cardholders) reflected in the Belk Charge Transaction Data since the preceding Fiscal Year, minus (B) the sum of credits for returned goods and cancelled services and other credits (such as concessions, discounts and adjustments) on Accounts reflected in the Belk Charge Transaction Data since the preceding Fiscal Year.

     "Net Revenue" means fees for Approved Ancillary Products billed to Accounts, less the sum of charged-off fees, claims, and direct fulfillment expenses for such Approved Ancillary Products.

     "Net Yield" has the meaning set forth on Schedule 9.1(a)(iv).

     "New Bank Mark" has the meaning set forth in Section 10.2(b) hereof.

     "New Belk Mark" has the meaning set forth in Section 10.1(b) hereof.

     "New Portfolio" has the meaning set forth in Schedule 14.1.

     "Nominated Purchaser" means a third party purchaser or Belk Affiliate nominated by Belk.

     "Non-Existing Cardholder Indebtedness Price" has the meaning set forth in
Schedule 1.1(f).

     "Operating Committee" has the meaning set forth in Section 3.2(a) hereof.

     "Operating Procedures" means the operating procedures for the Program in effect from time to time in accordance with Section 4.1(b) hereof that will be developed and consolidated in accordance with the Transition Plan and set forth in Schedule 4.1(b).

     "Option Purchase Date" means the date on which the Accounts are purchased pursuant to the Purchase Option.

     "P&M Accounts" has the meaning set forth in the recitals hereof.

     "P&M Purchase Agreement" has the meaning set forth in the recitals hereof.

     "Parent" has the meaning set forth in the recitals hereof.

     "Parties" means the collective reference to Belk, BAR and Bank; and unless the context otherwise requires, "Party" means either the collective reference to Belk or BAR, on the one hand, or Bank, on the other hand.

     "Person" means any individual, corporation, business trust, partnership, association, limited liability company or similar organization, or any Governmental Authority.

     "POS" means point of sale.

     "Previously Disclosed" has the meaning set forth in the Belk Purchase Agreement.

     "Privacy Policy" means the privacy policy and associated disclosures to be provided by Bank to Cardholders in connection with the Program as set forth on
Schedule 6.2.

     "Program" means the program established pursuant to this Agreement.

     "Program Assets" means the Accounts, Account Documentation, Cardholder Data, Solicitation Materials and all Cardholder Indebtedness (whether held by Bank or a third party).

     "Program Manager" has the meaning set forth in Section 3.3(a) hereof.

     "Program Objectives" has the meaning set forth in Section 3.1 hereof.

     "Program Purchase Date" has the meaning set forth in Section 17.2(c) hereof.

     "Program Website" has the meaning set forth in Section 4.8(a) hereof.

     "Promotional Plan Share of Cardholder Indebtedness" has the meaning set forth on Schedule 5.2(a) hereto.

     "Promotional Plans" means the promotional plans set forth on Schedule 5.2(a) hereto.

     "Purchase Agreements" means the Belk Purchase Agreement and the P&M Purchase Agreement.

     "Purchased Accounts" means the Belk Accounts and the P&M Accounts.

     "Purchase Option" has the meaning set forth in Section 17.2(a) hereof.

     "R&D Fund" has the meaning set forth in Section 5.2(c) hereof.

     "Receiving Party" has the meaning set forth in Section 13.1(d) hereof.

     "Renewal Term" has the meaning set forth in Section 16.1 hereof.

     "Retail Merchants" has the meaning set forth in Section 8.1 hereof.

     "Risk Management Policies" means the underwriting and risk management policies, procedures and practices applicable to the Program and adopted in accordance with the terms of this Agreement, including policies, procedures and practices for Account openings, transaction authorization, collections, credit line assignment, increases and decreases, over-limit decisions, Account closures, payment crediting and charge-offs.

     "Second-Look Credit Card Program" has the meaning set forth in Section 2.2(b) hereof.

     "Services" means the services required to be performed by Belk Servicer pursuant to this Agreement, by HSBC pursuant to the HSBC Interim Servicing Agreement, by McRae's pursuant to the McRae's Interim Servicing Agreement or by Bank pursuant to this Agreement (including any services provided by any subservicer as provided for in this Agreement or in the Servicing Agreements).

     "Servicing Agreements" means the McRae's Interim Servicing Agreement and the HSBC Interim Servicing Agreement.

     "Significant Disaster" has the meaning set forth in Schedule 11.5(g).

     "SLA" means each individual performance standard set forth on Schedule 7.3(a) of this Agreement, Schedule 2.02(a)(ii) of the McRae's Interim Servicing Agreement and Schedule 2.02(a)(ii) of the HSBC Interim Servicing Agreement.

     "Solicitation Materials" means documentation, materials, artwork and copy, in any format or media (including television, radio and Internet), used to promote or identify the Program to Cardholders and potential Cardholders, including take-one applications, in-store signage, POS displays, direct mail solicitation materials and coupons.

     "Subsidiary" when used with respect to any Person, means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or similar governing body (or if there are not such voting interests, more than fifty percent (50%) of the equity interest of which) is owned directly or indirectly by such first Person or by another Subsidiary of such Person.

     "Systems" means software, databases, computers, hardware and networks.

     "Systems Transition Date" has the meaning set forth in Section 7.4(a) hereof.

     "Term" means the Initial Term and each Renewal Term.

     "Termination Assistance Period" means the period beginning on the date of receipt of a notice of expiration or termination of this Agreement and ending on the date that is six (6) months following the date of expiration or termination of this Agreement; provided, that the Termination Assistance Period shall not end earlier than the end of the Termination Period.

     "Termination Assistance Services" means the services set forth on Schedule 17.3(a) and such other services as are reasonably requested by Belk.

     "Termination Period" means the period beginning on the earlier of the date of expiration of this Agreement or the date of any notice of termination pursuant to Article XV and ending on either (i) the date the Program Assets are repurchased pursuant to Section 17.2, if BAR or a Nominated Purchaser purchases the Program Assets, or (ii) the date that either (A) BAR delivers a written notice to Bank of its election not to purchase the Program Assets or (B) the right of BAR to purchase the Program Assets expires in accordance with the terms of this Agreement.

     "Trademark Style Guide" means any rules governing the manner of usage of trademarks, tradenames, service marks, logos and other proprietary designations.

     "Transferred Employees" has the meaning given to such term in the Belk Purchase Agreement.

     "Transition Plan" has the meaning set forth in Section 2.3 hereof.

     "Transition Services" has the meaning set forth in Section 2.3 hereof.

     "Unapproved Matter" has the meaning set forth in Section 3.2(e)(ii)(B) hereof

     "Yearly Settlement Sheet" has the meaning set forth in Section 7.1(c) hereof.

     1.2 Miscellaneous. As used herein: (i) all references to the plural number shall include the singular number (and vice versa); (ii) all references to "herein," "hereunder," "hereof' or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement; (iii) all references to "include," "includes" or "including" shall be deemed to be followed by the words "without limitation"; (iv) unless specified as Business Days or Fiscal Months, all references to days or months shall be deemed references to calendar days or months; (v) all references to "$" or "dollars" shall be deemed references to United States dollars; and (vi) unless the context otherwise requires, the word "or" when used in this Agreement will be deemed to have the inclusive meaning represented by the phrase "and/or."

                                   ARTICLE II

                          ESTABLISHMENT OF THE PROGRAM

     2.1 Credit Program.

     (a) General. Beginning as of the Effective Date, Bank shall offer the Belk Credit Cards. Bank shall promptly open a new Account and issue a new Belk Credit Card with respect to each Application approved in accordance with the Risk Management Policies. For the avoidance of doubt, Bank shall (i) offer instant credit at the POS where an approval or decline decision is made in accordance with the SLAs and (ii) with respect to approved applications at the POS, grant the customer charging privileges at the time of such approval decision. To the extent approved in accordance with the terms of this Agreement, the Program shall include and the Bank shall offer such other Approved Ancillary Products as shall be incorporated in the Program in the future.

     (b) Notice to Cardholders. Promptly after the date hereof, Bank and BAR shall prepare jointly a form or forms of notices to each Cardholder to the effect that such Cardholder's

Account has been acquired by Bank and, if applicable, also containing any notices with respect to any terms that the Parties mutually agree to implement. Such notice shall be in the form approved by both Parties, which approval will not be unreasonably withheld or delayed, and will comply with all requirements of Applicable Law. Bank shall issue new Belk Credit Cards in accordance with the Transition Plan and shall maintain existing Account Numbers on the Purchased Accounts. The costs of preparation and mailings of such notices and new Belk Credit Cards shall be borne by Bank. The mailings shall be made in such manner and at such time as Bank and BAR may mutually agree.

     2.2 Exclusivity.

     (a) General. Except as otherwise provided in this Section 2.2 and without limiting BAR's right to arrange the purchase of the Program Assets by a Nominated Purchaser pursuant to Section 17.2, during the Term, Belk agrees that it shall not, by itself or in conjunction with or pursuant to agreements with any bank or other Credit Card issuer, offer or market in the United States a Belk Credit Card other than through the Program.

     (b) Second-Look Credit Card Program. Notwithstanding Section 2.2(a), Belk and its Affiliates shall have the right at any time during the Term to establish a program (a "Second-Look Credit Card Program") for issuing Belk Credit Cards, using the Belk Licensed Marks, to customers whose Applications have been declined by Bank; provided, however, that Bank shall have a right of first offer to develop the Second-Look Credit Card Program in accordance with this Section 2.2(b). Belk shall provide notice to Bank indicating the intention of Belk or its applicable Affiliate(s) to establish the Second-Look Credit Card Program. Not later than the 20th day following receipt of the notice by Bank, Bank may make an offer to Belk with respect to the establishment of the Second-Look Credit Card Program, which offer shall remain open for a period of not less than forty-five (45) days. Belk shall be under no obligation to accept such offer or to provide Bank with any right to match any offer received by Belk from any third party. Belk may elect to (i) accept the offer made by Bank, (ii) establish the Second-Look Credit Card Program directly or through any of its Affiliates, or (iii) enter into an arrangement with any third party Credit Card issuer providing for the establishment of a Second-Look Credit Card Program to be issued by such issuer. If Belk elects to establish a Second-Look Credit Card Program pursuant to clause (ii) or (iii) above, upon the request of Belk, Bank shall, subject to Applicable Law, forward to Belk or a provider of secondary financing the Applications received by Bank with respect to such customers and shall cooperate in good faith with Belk in order to facilitate the issuance of Credit Cards, to such customers pursuant to such program.

     (c) Other Products. The Parties agree as set forth in Schedule 2.2(c) with respect to restrictions on Accounts and payment products.

     2.3 Transition Plan. A detailed, complete transition plan (the "Transition Plan") that outlines the tasks, timelines, responsibilities, dependencies, major milestones and deliverables to perform the functions and services necessary for the transition of the ownership, management and servicing of the Accounts from Belk, its Affiliates, HSBC and McRae's to Bank (the "Transition Services") will be developed in accordance with Schedule 2.3. The Transition Services will be performed in accordance with the Transition Plan, including the transition schedule set forth in the Transition Plan. Bank will use reasonable efforts to minimize any disruption to the businesses of Belk and its Affiliates. Belk will perform those obligations respecting the transition of the ownership, management and servicing of the Accounts to Bank as provided in the Transition Plan. Belk will reasonably cooperate with Bank in accomplishing the Transition Plan. In addition, all of the Belk employees assigned to the Program, excluding executive management, shall be transitioned to Bank on the Effective Date. Bank agrees that following the second anniversary of the Effective Date and for the remainder of the Term, at least fifty percent (50%) of the call center activities, including customer services, store support, and collections, will be performed by Bank at a location in the Charlotte, North Carolina area that is within thirty (30) miles of 2801 West Tyvola Road, Charlotte, NC 28217.

     2.4 Re-Launch Expenses. Bank shall provide a re-launch fund in the amount specified on Schedule 2.4 to support the transition and re-launch of the Program as agreed to by the Operating Committee. Such re-launch fund shall cover specific expenses as set forth on Schedule 2.4, including the re-issuance of new Belk Credit Cards, development of new marketing materials, creation of new in-store signage and POS displays, and mailings to existing customers promoting the Program.

     2.5 Interim Servicing. Belk Servicer will continue to service the Program for the time period between the Effective Date and the Systems Transition Date or an agreed upon date. Bank will reimburse Belk Servicer for its reasonable servicing costs, including pass-through expenses and allocated internal costs, in a manner that is consistent with the accounting practices in place prior to the Effective Date. Such reimbursement shall occur on a monthly basis until such services are transitioned to Bank. Belk Servicer will produce a monthly report substantially similar to that listed in Schedule 2.5, it being acknowledged that the figures listed in Schedule 2.5 are for the time period between January 2005 and April 2005. Notwithstanding the foregoing, Belk acknowledges that Bank may pay certain costs directly to vendors and that the line item expenses set forth in Schedule 2.5 may change as Bank transitions services from Belk Servicer to Bank after the Effective Date.

     2.6 Program Competitiveness. Belk and Bank acknowledge and agree that it is their desire that the Program will remain Competitive during the Term. Accordingly, Belk and Bank agree to take such actions from time to time to ensure that the Program remains Competitive.

                                  ARTICLE III

                      PROGRAM MANAGEMENT AND ADMINISTRATION

     3.1 Program Objectives. In performing its responsibilities with respect to the management and administration of the Program, each Party shall be guided by the following objectives of Belk for the Program (the "Program Objectives"):

     (a) to increase Belk's retail sales;

     (b) to nurture customer relationships and build loyalty to Belk;

     (c) to increase Belk Credit Card penetration and improve the overall profitability of Belk;

     (d) to retain existing Cardholders and generate new Accounts, and to establish long-term relationships in each case;

     (e) to facilitate the reintroduction of Belk's customer loyalty program;

     (f) to facilitate the integration of the Program with similar programs operated for Belk's McRae's and Proffitt's department stores;

     (g) to further differentiate Belk as a retail shopping destination and offer innovative marketing and customer relationship management programs;

     (h) to integrate seamlessly with Belk marketing and provide additional customer insights and analytics;

     (i) to eliminate Belk's exposure to credit card risk; and

     (j) as set forth in Schedule 3.1(j).

     3.2 Operating Committee.

     (a) Establishment of the Operating Committee. Parent, on behalf of itself and its Affiliates, and Bank hereby establish a committee (the "Operating Committee") to oversee and review the conduct of the Program pursuant to this Agreement and to perform any other action that, pursuant to any express provision of this Agreement, requires its action.

     (b) Subcommittees of the Operating Committee. The Operating Committee may designate additional committees (which may include persons who are not members of the Operating Committee) with responsibility for overseeing and administering specified aspects of the Program (e.g., marketing, underwriting and risk management); provided, however, that approval of any matter expressly required by this Agreement to be approved by the Operating Committee shall not be delegated to any subcommittee or other body.

     (c) Composition of the Operating Committee. The Operating Committee shall consist of six (6) members, of whom three (3) members shall be nominated by Parent, on behalf of itself and its Affiliates (the "Belk Designees"), and three
(3) members shall be nominated by Bank (the "Bank Designees"). The initial Belk Designees and Bank Designees will be designated prior to the Effective Date. Each Party shall designate its Program Manager to serve as one of its designees on the Operating Committee. Each Party shall at all times have as one of its designees the Person with overall responsibility for the performance of the Program within his or her respective corporate organization. Bank and Parent, on behalf of itself and its Affiliates, may each substitute its designees to the Operating Committee from time to time so long as their designees continue to satisfy the above requirements, provided that each Party shall provide the other Party with as much prior notice of any such substitution as is reasonably practicable under the circumstances.

     (d) Functions of the Operating Committee. The functions of the Operating Committee shall be those set forth in Schedule 3.2(d).

     (e) Proceedings of the Operating Committee.

          (i) Meetings and Procedural Matters. The Operating Committee shall meet (in person or telephonically) not less frequently than monthly; provided that unless otherwise agreed by all Operating Committee members, not less than one meeting per quarter shall be in person. In addition, any member of the Operating Committee may call a special meeting by delivery of at least five (5) Business Days' prior notice to all of the other members of the Operating Committee, which notice shall specify the purpose for such meeting. Except to the extent expressly provided in this Agreement, the Operating Committee (and any subcommittee formed by it) shall determine the frequency, place (in the case of meetings in person) and agenda for its meetings, the manner in which meetings shall be called and all procedural matters relating to the conduct of meetings and the approval of matters thereat.

          (ii) Actions.

               (A) Operating Committee and subcommittee action shall be taken by majority vote of the committee members constituting the full committee.

               (B) To the extent a majority of the Operating Committee members constituting the full Operating Committee fail to agree on any matter of significance to the Program (an "Unapproved Matter") within ten
          (10) Business Days after the relevant initial vote (and in the case of a subcommittee vote, the Operating Committee has attempted to resolve such matter for at least ten (10) Business Days after the relevant subcommittee vote and has failed to so), such Unapproved Matter shall be resolved in accordance with the provisions of Section 12.4(b).

          (iii) Customer Service Disputes. If at any time there shall be a material change in customer dispute patterns or volume, as evidenced by the monitoring procedures set forth in the SLAs or otherwise experienced by Belk, then the Parties shall remediate such disputes in accordance with the provisions of Section 12.4(c).

     (f) Belk Matters. In accordance with and subject to this Section 3.2, Parent and its Affiliates shall have the ultimate decision making authority with respect to any Unapproved Matters in respect of the matters set forth in
Schedule 3.2(f) (the "Belk Matters").

     (g) Bank Matters. In accordance with and subject to this Section 3.2, Bank shall have the ultimate decision making authority with respect to any Unapproved Matters in respect of the matters set forth in Schedule 3.2(g) (the "Bank Matters").

     3.3 Program Relationship Managers; Program Team.

     (a) Parent, on behalf of itself and its Affiliates, and Bank shall each appoint one Program relationship manager (each, a "Program Manager"). The Program Managers shall exercise day-to-day operational oversight of the Program, subject to the actions and decisions of the Operating Committee, and coordinate the partnership efforts between Belk and Bank, shall report to the designees on the Operating Committee of the Party appointing such Program Managers and shall conduct their Program responsibilities in accordance with the actions and decisions of the Operating Committee. Parent, on behalf of itself and its Affiliates, and Bank shall endeavor to provide stability and continuity in the Program Manager positions (including obtaining a commitment from the Bank's Program Manager to stay with the Program as set forth in Schedule 3.3(a)) and each Party's other Program personnel.

     (b) The initial Program Manager of Belk is set forth in Schedule 3.3.

     (c) The initial Program Manager of Bank is set forth in Schedule 3.3. The Bank's Program Manager shall report directly to the Bank's President and Chief Executive Officer of Retail Consumer Finance. The performance-based compensation of Bank's Program Manager shall be based substantially upon the Program Objectives and other specific annual targets and objectives set by the Operating Committee, including Program sales and credit penetration targets. The appointment of a new Program Manager by Bank is subject to the prior approval of Belk. With respect to future Bank Program Manager candidates, Bank shall seek to propose candidates with substantial Program relevant experience, including experience with the department store industry, comparable customer demographics and loyalty programs. Notwithstanding the foregoing, if Parent, on behalf of itself and its Affiliates, reasonably believes that the performance or conduct of the Bank's Program Manager is unsatisfactory for any lawful reason or is not in material compliance with the provisions of this Agreement, Parent, on behalf of itself and its Affiliates, promptly shall so notify Bank in writing, setting forth in reasonable detail the reason for such belief, and Bank shall (i) promptly address the performance or conduct of Bank's Program Manager or (ii) if Belk so requests, promptly, but in any event within thirty (30) calendar days after Bank's receipt of notice from Parent, on behalf of itself and its Affiliates, replace Bank's Program Manager with another Program Manager acceptable to Parent, on behalf of itself and its Affiliates, in accordance with the provisions of this Agreement.

     (d) The Parties agree as set forth on Schedule 3.3(d)(i) with respect to employees in the Program.

                                   ARTICLE IV

                               PROGRAM OPERATIONS

     4.1 Operation of the Program.

     (a) Each of the Parties hereto shall perform its obligations under this Agreement (i) in compliance with the terms and conditions of this Agreement, the Risk Management Policies, the Operating Procedures and any other policies, procedures and practices adopted pursuant to this Agreement, (ii) in good faith,
(iii) in accordance with Applicable Law, and (iv) in a manner consistent with the Program Objectives. Bank shall provide Belk with an electronic copy of all such policies and procedures annually.

     (b) Between the date hereof and the Effective Date, and in accordance with the Transition Plan, the Parties will work together in good faith to develop a consolidated set of

Operating Procedures, it being understood that such Operating Procedures shall be substantially similar to the operating procedures in place and used by Belk prior to the Effective Date. Following the Effective Date, material changes to such Operating Procedures shall only be made with the approval of the Operating Committee.

     (c) Except as expressly provided otherwise in this Agreement, Bank shall use commercially reasonable efforts to ensure that the personnel and other resources (including Systems and other technology resources) devoted by Bank to the Program shall be Competitive.

     4.2 Certain Responsibilities of Belk. In addition to its other obligations set forth elsewhere in this Agreement, Belk agrees that during the Term it shall, either itself or through the Affiliate(s) to which it subcontracts the relevant functions:

     (a) solicit new Accounts through in-store instant credit procedures (in accordance with this Agreement) and display of Solicitation Materials (or Applications) in the Belk Channels pursuant to the Marketing Plan;

     (b) implement and administer the Marketing Plan in accordance with this Agreement;

     (c) receive (through BAR as collecting agent) In-Store Payments in accordance with procedures that comply with Applicable Law, subject to reimbursement from Bank for the processing of such payments as provided in this Agreement;

     (d) provide incentives for store associates to solicit new Accounts (for the avoidance of doubt, such incentives could be at the associate, store, or district/regional level and are not required to be cash payments to store associates); provided, that the level of funding with respect to such incentives shall be at Belk's or its Affiliates' sole discretion; and

     (e) continue to make available a Loyalty Program; provided, that the level of funding with respect to such Loyalty Program shall be at Belk's sole discretion.

     4.3 Certain Responsibilities of Bank. In addition to its other obligations set forth elsewhere in this Agreement, Bank agrees that during the Term it shall:

     (a) extend credit (or cause one of its Affiliates to extend credit) on newly originated and existing Accounts in accordance with the Risk Management Policies and Operating Procedures;

     (b) comply (and cause its applicable Affiliates to comply) with the terms of the Cardholder Agreements, the Program Privacy Policies and all Cardholder opt-outs;

     (c) after the Systems Transition Date, provide any Account information required for Belk's or its Affiliates' administration of any Loyalty Program;

     (d) prepare, process and mail Cardholder Billing Statements, Inserts, privacy policy notices, change in terms notices and other communications to Cardholders and perform any other Services required to be performed pursuant to this Agreement from time to time;

     (e) provide training to Belk trainers with respect to Program operations, including appropriate training of Belk trainers for POS personnel, Belk Servicer personnel and HSBC personnel in the Bank's policies and procedures with respect to the Program and in the use of any Bank Systems utilized in the Program;

     (f) provide marketing support in accordance with Article V of this Agreement;

     (g) provide a field marketing team to support Parent stores and the regional and store managers in matters related to in-store execution of the Program; the size of such field marketing team shall be as set forth in Schedule 4.3(g); the responsibilities of such field marketing team shall include providing in-store training on the Program, sharing best practices on in-store execution, supporting credit events, and supporting new store openings;

     (h) to the fullest extent permitted by Applicable Law and Bank's or its Affiliates' agreements with third parties, as requested from time to time by Belk, provide transaction and experience information about cardholders of Bank's and its United States consumer finance Affiliates' other Credit Card programs and customers of Bank's and its United States consumer finance Affiliates' other consumer loan programs and assist Belk and its Affiliates in using such information to develop marketing plans for their businesses;

     (i) deliver daily data feeds as set forth on Schedule 4.3;

     (j) provide customer-facing service personnel who are dedicated exclusively to the Program;

     (k) develop and communicate quarterly earnings forecasts to the Operating Committee and update such forecasts on a weekly basis;

     (l) maintain at least the same operating hours for the call center relating to the Program as in effect on the date of this Agreement;

     (m) perform the applicable Services in accordance with the service level standards set forth in Section 7.3;

     (n) actively participate in Belk's peak and holiday sales planning, monitoring and support meetings;

     (o) participate in and support the testing of Belk's disaster recovery plan (provided, that each Party will pay its own costs);

     (p) upon mutual agreement of the Parties, to the fullest extent permitted by Applicable Law and Bank's or its Affiliates' agreements with third parties, as requested from time to time by Belk, permit Parent or Belk to solicit or offer Belk Goods and Services to cardholders of Bank's and its Affiliates' other Credit Card programs and customers of Bank's and its Affiliates' other consumer loan programs; and

     (q) as of the Conversion Date, provide servicing and administrative support for Belk's lay-away plan (specifically, the Migerobe plan) in accordance with
Schedule 4.3(q).

     4.4 Ownership of Accounts; Account Documentation.

     (a) Except to the extent of the right and interest in the Belk Licensed Marks by BAR and its Affiliates and the option of BAR or its Nominated Purchaser to purchase the Program Assets under Section 17.2, Bank shall be the sole and exclusive owner of all Accounts and Account Documentation and shall have all rights, powers, and privileges with respect thereto as such owner; provided that Bank shall exercise such rights consistent with the provisions of this Agreement and Applicable Law. All purchases of Belk Goods and Services in connection with the Accounts and the Cardholder Indebtedness shall create the relationship of debtor and creditor between the relevant Cardholder and Bank, respectively. Belk acknowledges and agrees that (i) it has no right, title or interest (except for the right and interest of BAR and its Affiliates in the Belk Licensed Marks and the option of BAR or its Nominated Purchaser to purchase the Program Assets under Section 17.2) in or to, any of the Accounts or Account Documentation or any proceeds of the foregoing, and (ii) Bank extends credit directly to Cardholders.

     (b) Except as expressly provided herein, Bank shall be entitled to (i) receive all payments made by Cardholders on Accounts and (ii) retain for its account all Cardholder Indebtedness and all other fees and income authorized by the Cardholder Agreements and collected with respect to the Accounts and Cardholder Indebtedness. As provided in Section 9.1(a)(iii), Bank shall pay to BAR the percentage of Net Revenue from selling Existing Approved Ancillary Products set forth on Schedule 4.4(b), subject to Applicable Law. For the avoidance of doubt, Bank shall retain no income or revenue from any sales of products by Belk or BAR to Cardholders through Belk's or BAR's use of Billing Statements, Parent stores, mailings, or other means of communications with Cardholders.

     (c) Bank shall fund all Cardholder Indebtedness on the Accounts.

     (d) Bank shall have the exclusive right to effect collection of Cardholder Indebtedness, except as set forth in the Servicing Agreements, and shall notify Cardholders to make payment directly to it in accordance with its instructions; provided, however, that Bank at its option may make all collections for its account using a Program name which includes the name of Parent and, if Bank so elects, the name of Bank, and may direct all checks to be made payable to BAR or, with BAR's approval, another name combined with the name "Belk"; provided, further, that, other than identifying the Account as a "Belk" Account, Bank shall not be permitted to use the name of Parent or its Affiliates in connection with any collections activities on Accounts that are more than ninety (90) days past due. BAR, on behalf of Parent, grants to Bank a limited power of attorney (coupled with an interest) to sign and endorse Parent's name upon any form of payment that may have been issued in Parent's name in respect of any Account.

     (e) Notwithstanding the foregoing, Belk shall accept payments (through BAR as collecting agent) made with respect to an Account (i) in a Parent Store as provided in Section 8.3 and (ii) online through Parent's websites.

     4.5 Branding of Accounts/Credit Cards/Cardholder Documentation/Solicitation Materials.

     (a) The Cardholder Documentation and the Solicitation Materials shall be in the design and format proposed by Belk and approved by the Operating Committee; provided that, prior to use, Bank shall be responsible for ensuring that the Cardholder Documentation and the Solicitation Materials comply with Applicable Law and that the Solicitation Materials comply with the Cardholder Documentation.

     (b) Bank shall be responsible for, and bear the reasonable cost of the design, development and delivery of the Cardholder Documentation.

     (c) Bank shall issue a renewal Belk Credit Card and/or Loyalty Card to each Cardholder in accordance with the terms of any Loyalty Program at each scheduled Belk Credit Card and/or Loyalty Card renewal date (or earlier, at the direction of Belk, if the Cardholder qualifies for an upgrade in any Loyalty Program), in each case, based on the historical practices of the particular Loyalty Program.

     (d) Belk Licensed Marks shall appear prominently on the face of the Belk Credit Cards. The Belk Credit Cards shall not bear Bank's Licensed Marks; provided, however, the Bank's name will appear on the back of the card in order to identify Bank as the credit provider under the Program, together with any other disclosures required by Applicable Law.

     4.6 Underwriting and Risk Management.

     (a) The Parties agree as set forth on Schedule 4.6(a) with respect to underwriting of the Accounts.

     (b) The Parties agree as set forth on Schedule 4.6(b) with respect to the Risk Management Policies of the Program.

     (c) The Parties agree as set forth on Schedule 4.6(c)(i) with respect to the account metrics referred to in Schedule 4.6(c).

     (d) The Parties shall each perform all commercially reasonable security functions in accordance with the Risk Management Policies to minimize fraud in the Program due to lost, stolen or counterfeit cards and fraudulent applications, taking into consideration the impact of fraud prevention practices on Parent's retail sales. The Parties each agree to use commercially reasonable efforts to cooperate with each other in such functions.

     4.7 Cardholder Terms.

     (a) The terms and conditions of all Purchased Accounts shall be the terms and conditions applicable to the Account type immediately prior to the Effective Date, including the terms and conditions set forth on Schedule 4.7(a)(i) In accordance with Schedule 2.3, the Parties shall take such actions in accordance with this Agreement as may be required to convert the Accounts specified in
Schedule 4.7(a)(i) to the new terms and conditions specified under the caption "Base Changes to Terms and Conditions" in Schedule 4.7(a)(ii); provided, that at any time prior to December 2, 2005, and in accordance with the Transition Plan, Belk may elect to substitute any or all of the terms and conditions set forth under the caption "Alternative Individual Changes to Terms and Conditions" in
Schedule 4.7(a)(ii) for the corresponding terms and conditions set forth under the caption "Base Changes to Terms and Conditions" in Schedule 4.7(a)(ii). Additional changes to the terms and conditions of the Accounts may be made only in accordance with Article III.

     (b) The full Account Number (including BIN) of each Purchased Account shall remain the same after the Effective Date.

     4.8 Internet Services.

     (a) Cardholder Website. Bank shall develop and maintain a Parent-branded website for Cardholders and potential Cardholders to be effective as of the Systems Transition Date, with the look and feel consistent with Parent's websites ("Program Website"). The Program Website shall be accessed solely by means of prominent links from Parent's websites and shall contain or otherwise be associated with only such material and links as shall be agreed by the Operating Committee from time to time. Parent will provide such links on (i) Parent's home pages, (ii) Parent's check-out pages, and (iii) such other pages as the Operating Committee shall determine from time to time. The Program Website shall also include links back to Parent's websites, on the Program Website home page and such other pages as the Operating Committee shall determine from time to time. The Program Website shall include the following functions, and such other functions as may be approved by the Operating Committee from time to time (the Program Website and such functionality, collectively, the "Internet Services"); provided, that Bank shall maintain the Program Website with functionality comparable to that of Comparable Partner
Programs:

          (i) Applications. The Program Website shall permit potential Cardholders to access an Application, to complete and submit the Application online and receive real-time approvals or denials of such Application in accordance with the Risk Management Policies and Operating Procedures. Without limiting the foregoing, the Application function on the Program Website shall have at a minimum all features and functionality available on any Parent website prior to the Effective Date. To the extent that approval rates on applications submitted via the Program Website fall below the targets established in the Marketing Plan, Belk, in its sole discretion, may suspend or terminate the online Application functionality.

          (ii) Cardholder Customer Service. The Program Website shall permit Cardholders to (A) view the Cardholder's Account information and Billing Statements

     (including any Loyalty Program information, Belk Transaction information, and all other information contained in such Billing Statement) and (B) make payments on the Cardholder's Account via automated clearing house transfer or other payment mechanism.

     (b) Performance Standards. Bank shall provide the Internet Services consistent with the SLAs set forth on Schedule 7.3(a) and in accordance with industry standards.

     (c) Customer Privacy. Bank shall ensure that the Privacy Policy is clearly and prominently posted on the pages of the Program Website.

     (d) Internet Services Representations and Warranties. Bank represents and warrants as of the Systems Transition Date and during the Term of this Agreement that:

          (i) the Program Website is solely under Bank's control (subject to Belk's rights under this Agreement); and

          (ii) Bank has the license, right or privilege to use the hardware, software and content acquired from third parties for use in the Internet Services, and that it is the owner of all other hardware, software and content used in the Internet Services and that neither the Internet Services as a whole, nor any part thereof, infringes upon or violates any patent, copyright, trade secret, trademark, invention, proprietary information, nondisclosure or other rights of any third party.

     4.9 Sales Taxes. Belk and its Affiliates shall pay when due any sales taxes relating to the sale of Belk Goods and Services. To the extent permitted by the Applicable Law of the relevant states, Belk and/or BAR shall use commercially reasonable efforts to recover sales taxes charged to any Account that has been written off by Bank. Bank shall notify Belk and/or BAR of any amounts written-off on Accounts by Bank, identified by Account, and shall sign such forms and provide any such other information as requested by Belk to enable Belk to pursue any such recoveries. In addition, the Parties agree as set forth on
Schedule 4.9 with respect to sales taxes.

                                    ARTICLE V

                                    MARKETING

     5.1 Promotion of Program. In accordance with the Marketing Plan, Belk and Bank shall cooperate with each other and actively support and promote the Program to both existing and potential Cardholders.

     5.2 Marketing Commitment.

     (a) Bank shall provide the promotional financing plans for the Program in accordance with Schedule 5.2(a).

     (b) Bank hereby agrees to establish and credit a marketing fund maintained by Bank (the "Marketing Fund"), no later than the first Business Day of each Fiscal Year, with an amount equal to the Marketing Commitment as set forth on
Schedule 5.2(b). The Marketing

Commitment shall be used as set forth on Schedule 5.2(b), in the Marketing Plan and as otherwise directed by the Operating Committee from time to time. Belk and Bank shall each provide to the other for inclusion in the Monthly Settlement Sheet, an accounting of such Party's and its Affiliates' use of the Marketing Commitment in the prior Fiscal Month, and Bank shall reimburse Belk for such amounts used by Belk and its Affiliates, and shall reduce the amount remaining in the Marketing Fund by the amounts used by Bank and its Affiliates. Any amount in the Marketing Fund for a given Fiscal Year that is not spent in that Fiscal Year shall remain available for use at the direction of the Operating Committee during the Term.

     (c) At Belk's request, Bank shall establish a research and development fund (the "R&D Fund") on the Effective Date with an amount set forth on Schedule 5.2(c). The R&D Fund shall be used in accordance with the activities listed in
Schedule 5.2(c) with the specific uses subject to the approval of the Operating Committee. Belk agrees to match the amount funded by Bank.

     5.3 Communications with Cardholders.

     (a) Belk Inserts.

          (i) Belk and its Affiliates shall have the exclusive right to communicate with Cardholders, except for any customer service message, collection message or message required by Applicable Law, through use of inserts, fillers and bangtails (which shall be included on all billing envelopes) (collectively, "Inserts"), including Inserts selectively targeted for particular segments of Cardholders, in any and all Billing Statements (including electronic Billing Statements) and envelopes, subject to production requirements contained in the Operating Procedures and Applicable Law. Except as otherwise provided in the Marketing Plan, and except for Inserts required by Applicable Law or for customer service or collection purposes (which shall be paid for by Bank), Belk shall be responsible for the content of, and the cost of preparing and printing, any such Inserts. If the insertion of Inserts in particular Billing Statements would increase the postage costs for such Billing Statements, Bank shall so notify Belk prior to mailing and Belk agrees to either pay for the incremental postage cost or prioritize the use of Inserts to avoid postage cost over-runs. Belk shall retain all revenues it receives from all Inserts (other than any Inserts promoting the Belk Credit Cards or Approved Ancillary Products that Belk may permit to be produced and distributed in accordance with the Marketing Plan). Subject to Belk's prior written approval, which shall not be unreasonably withheld, Bank may communicate with Cardholders in the Inserts about the Program as necessary for Bank to comply with its obligations under this Agreement. Belk shall not use any Insert to promote or market a financial services product without Bank's prior written approval (unless Belk proposes that Bank offer and include any such product in the Program and Bank refuses to agree to such proposal under terms that are mutually agreed upon by the Parties or under terms proposed by a third party which Bank refuses to match); provided, that Belk shall not use any Insert to promote or market any competing credit, debit or charge vehicle or any other product that directly competes with any Approved Ancillary Product. For the avoidance of doubt, this Section 5.3(a) shall not prevent Belk from offering or promoting a gift card to Cardholders through Inserts.

          (ii) Subject to Section 5.3(a)(i), Belk may, in its sole discretion, include Inserts in Billing Statements that promote Belk's merchandise, services and products from other vendors that Belk uses for the purpose of selling products. If Belk elects to include any such Inserts in Billing Statements, Belk will promptly notify the Bank in writing of its intention, and will provide Bank with a written statement setting forth the schedule and Inserts to be return to Belk for processing. Belk agrees that if any Insert requires fulfillment by a vendor other than Belk, Belk will coordinate the fulfillment process. Belk will cause the vendor to supply the Bank with a tape or secured electronic transmission of customers sales/return to vendor items. Bank agrees that it shall, at no additional cost to Belk, process the file, bill the customer account and provide Belk with a file setting forth the number of transactions and sales/return to vendor items from the file. Bank will settle any amounts hereunder with Belk, and not with the vendor. Belk agrees that any goods or merchandise sold through the use of Inserts shall be treated in the same manner as other Belk Goods and Services.

     (b) Billing Statement Messages. Belk and its Affiliates shall have the exclusive right to use Billing Statement (including electronic Billing Statement) messages and, to the extent that Bank has the operational capabilities to do so, Billing Statement envelope (or electronic mail) messages in each Billing Cycle to communicate with Cardholders, subject to production requirements contained in the Operating Procedures and Applicable Law. Such messages shall be included at no cost to Belk. Notwithstanding the foregoing, any customer service message, collection message or message required by Applicable Law shall take precedence over Belk's and its Affiliates' messages. Subject to Belk's prior written approval, which shall not be unreasonably withheld, Bank may communicate with Cardholders about the Program in the Billing Statements as necessary for Bank to comply with its obligations under this Agreement. Bank shall provide Belk reasonable advance notice of all pending messages that are required to comply with Applicable Law so as to allow Bank and Belk to coordinate the timing and content of all statement messages. Belk shall not use any Billing Statement message to promote or market a financial services product without Bank's prior written approval (unless Belk proposes that Bank offer and include any such product in the Program and Bank refuses to agree to such proposal under terms that are mutually agreed upon by the Parties or under terms proposed by a third party which Bank refuses to match); provided, that Belk shall not use any Billing Statement message to promote or market any competing credit, debit or charge vehicle or any other product that directly competes with any Approved Ancillary Product.

     5.4 Additional Marketing Support.

     (a) Upon the reasonable request of Belk from time to time consistent with the Marketing Plan, Bank shall perform the following marketing functions at no cost or expense to Belk:

          (i) subject to Applicable Law and any contractual prohibitions to which Bank or its Affiliates are subject, use Bank's and its United States consumer finance Affiliates' databases, data Bank obtains about Cardholders, analytic tools and market research and Bank's marketing support services to assist Belk and its Affiliates in their promotion of the Belk Channels, or the marketing and promotion of Belk Goods and Services and the Belk Credit Cards;

          (ii) provide such reasonable assistance to Belk and its Affiliates as Belk may request in connection with the training of personnel of Belk and its Affiliates regarding the Program, including providing training materials developed by Bank and approved by the Operating Committee;

          (iii) collaborate with Belk and its Affiliates to identify and test new marketing initiatives (using Bank's resources);

          (iv) provide models and modeling support, which may include Cardholder attrition models, prospect marketing models and other tools designed to improve Program performance; and

          (v) provide analytical support to Belk and its Affiliates using the resources set forth on Schedule 3.3(d) for the analysis of Belk Shopper Data.

     (b) Following the Effective Date, Bank shall, at its sole expense, retain a mutually agreed upon third party to conduct surveys of Cardholder perception and satisfaction on a regular, periodic basis regarding the Belk Credit Cards and the Program but in no event less frequently than quarterly for the first two (2) years following the Effective Date and annually thereafter. Such surveys shall be in a form and employ reasonable methodologies developed in consultation with Belk and shall provide for a level of information reasonably acceptable to Belk. Bank shall make available to Belk the results of such surveys as well as all associated work papers promptly following completion thereof. Nothing contained herein shall preclude Belk from conducting its own surveys.

     5.5 Approved Ancillary Products. Except for the Approved Ancillary Products and the Belk Credit Cards, Bank and its Affiliates shall not offer (except as directed by Belk) any goods or services to Cardholders or through the Program. From time to time, Bank may propose to solicit Cardholders for products or services other than the foregoing. If Belk, in its sole and absolute discretion, agrees to permit such solicitation, such solicitation shall only be permitted on the terms (including terms relating to the compensation of Belk with respect thereto) agreed to by Belk.

     5.6 Marketing Plan.

     (a) As promptly as practicable after the Effective Date, Bank and Belk shall jointly develop a proposed Marketing Plan for the first Fiscal Year. Within thirty (30) days after the Effective Date, the Operating Committee shall approve such Marketing Plan for the first Fiscal Year (or such other time period as determined by the Operating Committee). For each Fiscal Year following the first Fiscal Year, Bank shall develop, in consultation with Belk, and on or before ninetieth (90th) day prior to the commencement of such Fiscal Year, the Operating Committee shall approve a Marketing Plan for such Fiscal Year. The Operating Committee shall consider changes to the Marketing Plan as requested by either Party.

     (b) The Parties agree as set forth on Schedule 5.6(b) with respect to changes to the Program.

     (c) Each Marketing Plan shall outline, for each Belk Channel, all programs, to the extent established and mutually agreed upon by Belk and Bank, and shall include at least the following information for each program:

          (i) description of the promotion, offer(s), cost per unit, expected response rate, credit sales forecasts and other performance projections with respect thereto;

          (ii) description of target audience;

          (iii) planned budget, specifying Bank's share and Belk's share, if any;

          (iv) a marketing calendar that is integrated with Parent's corporate marketing calendar;

          (v) overall results / lift analysis for each completed marketing promotion;

          (vi) distribution of planned marketing initiatives among the Belk Channels and types of Accounts; and

          (vii) target implementation date (e.g., mailing dates, calling dates, delivery dates).

     (d) Each Marketing Plan shall address development of Solicitation Materials and Account Documentation; new Account acquisition strategies, including direct mail; preparation of unique collateral materials for Belk's employees; activation, retention and usage; statement design and messaging; advertising of the Program; and such other marketing matters as the Parties shall agree to.

     (e) Each Marketing Plan shall specify which Party is responsible for each Marketing Plan item and shall contain a budget specifying the Parties' financial responsibilities during the applicable Fiscal Year.

     (f) The Parties agree as set forth on Schedule 5.6(f) with respect to the Marketing Plan.

     (g) Any Marketing Plan may be modified or supplemented by the Parties from time to time upon mutual agreement, provided such modifications or supplements, as the case may be, are approved by the Operating Committee.

     (h) To the extent practicable, all significant marketing initiatives developed under this Agreement shall contain unique marketing source codes to facilitate post-marketing research and analysis.

                                   ARTICLE VI

                             CARDHOLDER INFORMATION

     6.1 Customer Information.

     (a) All sharing, use and disclosure of Cardholder Data and Belk Shopper Data under this Agreement shall be subject to the provisions of this Article VI. The Parties recognize that Cardholders are customers of Bank and, indirectly through Parent, Belk, and that each of Bank and Belk has certain ownership rights in information relating to the Cardholders. The Parties acknowledge that the same or similar information may be contained in the Cardholder Data, the Belk Shopper Data, and other data and that each such pool of data shall therefore be considered separate information subject to the specific provisions applicable to that data hereunder. Bank and Belk shall co-own the Cardholder List. Bank and Belk shall make such conveyances to each other, as necessary, so that Bank and Belk will co-own the Cardholder List with respect to the P&M Accounts.

     (b) Belk and Bank shall each maintain an information security program that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to: (i) ensure the security and confidentiality of the Cardholder Data and the Belk Shopper Data; (ii) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data and the Belk Shopper Data; (iii) protect against unauthorized access to or use of the Cardholder Data and the Belk Shopper Data; and (iv) ensure the proper disposal of Cardholder Data and Belk Shopper Data. Each Party shall use the same degree of care in protecting the Cardholder Data and the Belk Shopper Data against unauthorized disclosure as it accords to its own confidential customer information, but in no event less than a reasonable standard of care. In particular, Bank shall treat Belk Shopper Data as if it were "customer information" for purposes of the regulations above. If a Party becomes aware of any unauthorized use of or access to Cardholder Data, such Party shall immediately notify the other Party and shall cooperate with such other Party, as it deems necessary or as required by Applicable Law, (x) to assess the nature and scope of such incident, (y) to contain and control such incident to prevent further unauthorized access to or use of Cardholder Data, and (z) to provide prompt mutually-agreed notice to affected Cardholders to the extent required by Applicable Law or otherwise with the approval of the Operating Committee. If Bank becomes aware of any unauthorized use of or access to Belk Shopper Data, Bank shall immediately notify Belk and shall cooperate with them, as they deem necessary or as required by Applicable Law, (x) to assess the nature and scope of such incident, (y) to contain and control such incident to prevent further unauthorized access to or use of Belk Shopper Data, and (z) to provide prompt mutually-agreed notice to affected Belk Shoppers to the extent required by Applicable Law or otherwise with the approval of the Operating Committee. The cost and expenses of any such notice shall be borne solely by the Party that experienced the unauthorized use of or access to Cardholder Data or Belk Shopper Data.

     (c) Belk shall, subject to Applicable Law, promptly provide to Bank a complete list of any Persons who (i) after the Effective Date, have requested to be on Parent's "do not call" list, (ii) have requested to be on "do not mail" lists (or other similar lists), (iii) have requested not to receive any perfumed or scented inserts, (iv) have requested not to receive any advertisements, and/or (v) have requested no sharing of Belk Shopper Data, and Bank shall promptly comply with such requests with respect to its solicitation of Belk Credit Cards and Approved Ancillary Products. Bank shall, subject to Applicable Law, promptly provide to Belk a complete list of any Cardholders who (i) after the Effective Date, have requested to be on Bank's "do not call" list, (ii) have requested to be on "do not mail" lists (or other similar lists) in connection with their Cardholder relationship with Bank, (iii) have requested not to receive any perfumed or scented inserts, (iv) have requested not to receive any advertisements and/or (v) have requested no sharing of Belk Shopper Data, and Belk shall promptly comply with such requests with respect to its solicitations.

     6.2 Cardholder Data.

     (a) Subject to the provisions of Section 6.1(a) and Section 6.3(a) hereof, as among the Parties hereto, the Cardholder Data shall be the property of and exclusively owned by Bank.

     (b) The Privacy Policy applicable to the Cardholder Data is attached as
Schedule 6.2 hereto. Any modifications to the Privacy Policy shall be approved by the Operating Committee; provided that the Privacy Policy shall comply with Applicable Law at all times; provided, further, that the Privacy Policy shall provide Belk and its Affiliates with the maximum availability and use of Cardholder Data, including the ability for Belk and its Affiliates to provide Cardholder Data to their vendors and Licensees.

     (c) Bank shall not use, or permit to be used, the Cardholder Data, except as provided in this Section 6.2. Bank may use the Cardholder Data in compliance with Applicable Law and the Privacy Policy solely (i) for purposes of soliciting or marketing (in each case, solely as directed by Belk or the Operating Committee) or servicing customers listed in the Cardholder Data for Belk Credit Cards, Approved Ancillary Products, and any other products and services approved by the Operating Committee, (ii) as otherwise necessary to carry out its obligations or exercise its rights hereunder, or (iii) as required by Applicable Law. Bank has no rights to use the Cardholder Data for marketing purposes except as expressly provided herein.

     (d) Bank shall not disclose, or permit to be disclosed, the Cardholder Data, except as provided in this Section 6.2. Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to the Cardholder Data other than to Belk or one of its Affiliates. Bank may disclose the Cardholder Data in compliance with Applicable Law and the Privacy Policy solely:

          (i) to its authorized subcontractors in connection with a permitted use of such Cardholder Data under this Section 6.2, provided that each such authorized subcontractor agrees in a written agreement reasonably satisfactory to Bank to maintain all such Cardholder Data as strictly confidential and not to use or disclose such information to any Person other than Bank or Belk, except as required by Applicable Law or any Governmental Authority (after giving Bank and Belk prior notice and an opportunity to defend against such disclosure); provided, further, that each such authorized subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to: (A) ensure the security and confidentiality of the Cardholder Data; (B) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data; (C) protect against unauthorized access to or use of the Cardholder Data; and (D) ensure the proper disposal of Cardholder Data; and provided, further, that each such authorized subcontractor or Bank agrees to notify promptly Bank and Belk of any unauthorized disclosure, use, or disposal of, or access to, Cardholder Data and to cooperate with Bank and Belk in any investigation thereof and remedial action with respect thereto;

          (ii) to its Affiliates, and its and such Affiliates' employees, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that (A) any such Person is bound by terms substantially similar to this Section 6.2 as a condition of employment or of access to Cardholder Data or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance by each such Person with the terms of this Section 6.2;

          (iii) to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank
     (1) provides at least ten (10) Business Days' prior notice of such proposed disclosure to Belk if reasonably possible under the circumstances, and (2) seeks to redact the Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure; or

          (iv) to the extent permitted in the Risk Management Policies and Operating Procedures, to any consumer reporting agency in accordance with the federal Fair Credit Reporting Act.

     (e) To the extent Bank has access to the following information in accordance with the provisions of this Agreement and subject to Applicable Law and the Privacy Policy, Bank shall transmit to Belk on a daily basis and in formats agreed to by the Parties in advance from time to time:

          (i) for any customer who has applied for a Belk Credit Card, regardless of the marketing channel of such application: (A) the customer's name, address, email address, telephone number and all other information supplied on the application or prescreened response submitted by the customer; (B) an indication of whether or not the customer has been approved for a Belk Credit Card; and (C) if the customer has been approved for a Belk Credit Card, the Belk Credit Card issued (or to be issued) to such customer;

          (ii) for each Cardholder, joint-Cardholder and authorized buyer, (A) such person's name, address, email address, telephone number and Account Number; (B) any reported change to any of the foregoing information; (C) transaction and experience data; and (D) any such other Cardholder Data as Belk may reasonably request;

          (iii) the Cardholder's name and Account Number for any Account that is delinquent;

          (iv) the Cardholder's name and Account Number for any Account that has been closed and the reasons for such closure; and

          (v) the Cardholder Data for all categories of information available on Belk's credit Systems as of the date hereof as set forth on Schedule 6.2(e)(v).

Notwithstanding anything herein to the contrary, no Party hereto shall be required to provide in this section or anywhere in this Agreement any information on a personally identifiable basis if the provision of such personally identifiable information would violate Applicable Law, the Privacy Policy or cause such Party to be considered a "consumer reporting agency" for purposes of the Fair Credit Reporting Act.

     (f) Bank shall cooperate with Belk to provide Belk and its Affiliates with the maximum ability permissible under Applicable Law and the Privacy Policy to receive, use and disclose the Cardholder Data, including, as necessary or appropriate, through use of mutually-agreed consents or opt-out provisions, in each case as directed by Belk; provided, however, that Belk shall not direct Bank to provide an opt-in. Without limiting the foregoing, Belk and each of their Affiliates may receive, use and disclose the Cardholder Data in compliance with Applicable Law and the Privacy Policy (i) for purposes of promoting the Program or promoting Belk Goods and Services, (ii) as otherwise necessary to carry out its obligations under this Agreement, and (iii) as otherwise permitted by Applicable Law. Notwithstanding the foregoing, Belk shall not use Cardholder Data to promote or market a financial services product without Bank's prior written approval (unless Belk proposes that Bank offer and include any such product in the Program and Bank refuses to agree to such proposal under terms that are mutually agreed upon by the Parties or under terms proposed by a third party which Bank refuses to match); provided, that Belk shall not use any of the Cardholder Data to promote or market any competing credit, debit or charge vehicle or any other product that directly competes with any Approved Ancillary Product. For the avoidance of doubt, this Section 6.2(f) shall not affect the use of Belk Shopper Data by Belk or its Affiliates.

     (g) Belk and its Affiliates may use the Cardholder Data in compliance with Applicable Law and the Privacy Policy. Belk and its Affiliates may disclose the Cardholder Data in compliance with Applicable Law and the Privacy Policy solely:

          (i) to their existing subcontractors as of the Effective Date and to authorized subcontractors that enter into agreements with Belk after the Effective Date in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that each such existing subcontractor and Future Subcontractor agrees in a written agreement reasonably satisfactory to Belk and Bank to maintain all such Cardholder Data as strictly confidential in perpetuity and not to use or disclose such information to any Person other than Belk or Bank, except as required by Applicable Law or any Governmental Authority (after giving Belk prior notice and an opportunity to defend against such disclosure); provided, further, that each such existing subcontractor and Future Subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to: (A) ensure the security and confidentiality of the Cardholder Data; (B) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data; (C) protect against unauthorized access to or use of the Cardholder Data; and (D) ensure the proper disposal of Cardholder Data; and provided, further, that each such existing subcontractor and Future Subcontractor agrees to notify promptly Bank and Belk of any unauthorized disclosure, use, or disposal of, or access to, Cardholder Data and to cooperate with Bank and Belk in any investigation thereof and remedial action with respect thereto;

          (ii) to their Affiliates, and their and such Affiliates' employees, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that (A) any such Person is bound by terms substantially similar to this Section 6.2 as a condition of employment or of access to Cardholder Data or by professional obligations imposing comparable terms; and (B) Belk shall be responsible for the compliance by each such Person with the terms of this Section 6.2; or

          (iii) to any Governmental Authority with authority over Belk (A) in connection with an examination of Belk or its Affiliates; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that Belk seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Belk (1) provides at least ten (10) Business Days' prior notice of such proposed disclosure to Bank if reasonably possible under the circumstances, and (2) seeks to redact the Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure.

     (h) With respect to the sharing, use and disclosure of the Cardholder Data following the termination of this Agreement:

          (i) the rights and obligations of the Parties under this Section 6.2 shall continue through any Termination Period;

          (ii) if BAR exercises its rights under Section 17.2, Bank shall transfer its right, title and interest in the Cardholder Data to BAR or its Nominated Purchaser as part of such transaction, and Bank's right to use and disclose the Cardholder Data shall terminate upon the termination of the Termination Period; and

          (iii) if BAR provides notice that it shall not exercise its rights under Section 17.2, Belk's and its Affiliates' right to use and disclose the Cardholder Data hereunder shall terminate upon the termination of the Termination Period.

     6.3 Belk Shopper Data.

     (a) Bank acknowledges that Parent gathers information about purchasers of Belk Goods and Services and that Belk and its Affiliates have rights to use and disclose such information independent of whether such information also constitutes Cardholder Data. As between Belk and Bank, all the Belk Shopper Data shall be owned exclusively by Belk. Bank acknowledges and agrees that it has no proprietary interest in the Belk Shopper Data. To the extent Bank is the direct recipient of such data, it shall provide such data to Belk in such format and at such times as shall be reasonably specified by Belk. Bank shall cooperate in the maintenance of the Belk Shopper Data and other data, including by incorporating in the Application and Cardholder Agreement provisions mutually agreed to by the Parties pursuant to which applicants and Cardholders shall agree that they are providing their identifying information and all updates thereto and all transaction data from Belk Channels to both Bank and Belk and their Affiliates. Notwithstanding anything herein to the contrary, Belk shall not use the Belk Shopper Data to target Cardholders to promote or market a financial services product without Bank's prior written approval (unless Belk proposes that Bank offer and include any such product in the Program and Bank refuses to agree to such proposal under terms that are mutually agreed upon by the Parties or under terms proposed by a third party which Bank refuses to match); provided, that Belk shall not use the Belk Shopper Data to target Cardholders to promote or market any competing credit, debit or charge vehicle or any other product that directly competes with any Approved Ancillary Product. For the avoidance of doubt, this Section 6.3(a) shall not affect the use of Belk Shopper Data by Belk or its Affiliates where Cardholders are not targeted. For the avoidance of doubt, the following information shall be deemed Belk Shopper Data:

          (i) for any customer who has applied for a Belk Credit Card, regardless of the channel through which such application was completed or submitted (A) the customer's name, address, email address, telephone number and all other commercially reasonable information supplied on the application or prescreened response submitted by the customer; and (B) an indication of whether or not the customer has been approved for a Belk Credit Card; and

          (ii) for any Cardholder, (A) the Cardholder's name, address, email address, telephone number and Account Number; (B) any reported change to any of the foregoing information; and (C) Cardholder transaction and experience data in the Belk Channels at a detailed, line-item and SKU level that provides all detail provided to Belk and its Affiliates prior to the Effective Time.

     (b) Subject to compliance with Applicable Law and Belk's and its Affiliates' privacy policies, the Marketing Plan and such criteria (including format) as may be mutually agreed to from time to time, Belk shall make available to Bank, free of charge, a list of customers of Parent and its Subsidiaries whom Belk, after consulting with Parent, has determined are available to be solicited for Accounts under the Program (the "Belk Prospect List"). As between Belk and Bank, the Belk Prospect List shall be owned exclusively by Belk. Bank acknowledges and agrees that it has no proprietary interest in the Belk Prospect List.

     (c) Bank shall not use, or permit to be used, directly or indirectly, the Belk Shopper Data, except to transfer such data to Belk to the extent received by Bank. Bank shall not use, or permit to be used, the Belk Prospect List except as provided in this Section 6.3(c) and Section 6.3(d). Bank may use the Belk Prospect List in compliance with Applicable Law solely for purposes of soliciting customers listed in the Belk Prospect List for Accounts or as required by Applicable Law.

     (d) Bank shall not disclose, or permit to be disclosed, the Belk Shopper Data or the Belk Prospect List, except as provided in this Section 6.3. Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to the Belk Shopper Data or the Belk Prospect List (all such rights belonging exclusively to Belk). Bank may disclose the Belk Shopper Data and the Belk Prospect List in compliance with Applicable Law solely:

          (i) to its authorized subcontractors in connection with a permitted use of such Belk Shopper Data or Belk Prospect List under this Section 6.3, provided that each such authorized subcontractor agrees in writing to maintain all such Belk Shopper Data or Belk Prospect List as strictly confidential in a manner reasonably satisfactory to Belk and not to use or disclose such information to any Person other than Bank, Belk or Belk's Affiliates, except as required by Applicable Law or any Governmental Authority (after giving Bank and Belk prior notice and an opportunity to defend against such disclosure); provided, further, that each such authorized subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to: (A) ensure the security and confidentiality of the Belk Shopper Data and Belk Prospect List; (B) protect against any anticipated threats or hazards to the security or integrity of the Belk Shopper Data and Belk Prospect List; (C) protect against unauthorized access to or use of the Belk Shopper Data and the Belk Prospect List; and (D) ensure the proper disposal of Belk Shopper Data and the Belk Prospect List; and provided, further, that each such authorized subcontractor or Bank agrees to notify promptly Bank and Belk of any unauthorized disclosure, use, or disposal of, or access to, Belk Shopper Data or the Belk Prospect List and to cooperate with the Bank and Belk in any investigation thereof and remedial action with respect thereto;

          (ii) to its Affiliates, and its and such Affiliates' employees, attorneys and accountants, with a need to know the Belk Shopper Data or Belk Prospect List in connection with a permitted use of the Belk Shopper Data or Belk Prospect List under this Section 6.3; provided that (A) any such Person is bound by terms substantially similar to this Section 6.3 as a condition of employment, of access to the Belk Shopper Data or Belk Prospect List or by professional obligations imposing comparable terms; and
     (B) Bank shall be responsible for the compliance by each such Person with the terms of this Section 6.3; or

          (iii) to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide the Belk Shopper Data or Belk Prospect List by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed Belk Shopper Data or Belk Prospect List, as the case may be, to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank
     (1) provides at least ten (10) Business Days' prior notice of such proposed disclosure to Belk if reasonably possible under the circumstances, and (2) seeks to redact the Belk Shopper Data or Belk Prospect List to the fullest extent possible under Applicable Law governing such disclosure.

     (e) Upon the termination of this Agreement, without limiting Bank's rights and obligations with respect to the Cardholder Data pursuant to Section 17.4, Bank's rights to use and disclose the Belk Shopper Data and Belk Prospect List shall terminate. Promptly following such termination, Bank shall return to Belk or destroy all the Belk Shopper Data and Belk Prospect Lists and shall certify such return or destruction to Belk upon request.

                                  ARTICLE VII

                               OPERATING STANDARDS

     7.1 Reports.

     (a) Within the number of days set forth in Schedule 7.1 or such other time as may be agreed by the Parties with respect to particular reports, Bank shall provide to the Operating Committee and BAR the financial reports specified in
Schedule 7.1(a)(i) in a mutually agreed-upon format (which reports shall be reported on a Fiscal Month, calendar month or cycles-basis, as agreed upon by the Parties), and such other financial reports as are mutually agreed to by the Parties from time to time. Such reports shall include all information required to determine the payments to be made by the Parties pursuant to Section 9.2 in respect of such Fiscal Month. Each such statement shall be known as a "Monthly Settlement Sheet." In addition, Bank shall submit to BAR daily reports as set forth on Schedule 7.1(a)(ii).

     (b) Within the number of days set forth in Schedule 7.1, Bank shall deliver to BAR a written report setting forth the Net Yield for such Fiscal Month.

     (c) Within the number of days set forth in Schedule 7.1, Bank shall deliver to BAR a statement, in the form set forth on Schedule 7.1(b), setting forth all information required to determine the payments to be made by the parties pursuant to this Agreement in respect of the last Fiscal Month of such Fiscal Year and any annual payments to be made in respect of such Fiscal Year. Each such statement shall be known as a "Yearly Settlement Sheet."

     (d) Within the number of days set forth in Schedule 7.1, Bank shall deliver to BAR the non-financial reports as described in Schedule 7.1(a)(i).

     7.2 Servicing.

     (a) As Services are transferred by Belk Servicer, McRae's or HSBC to Bank pursuant to the Servicing Agreements, Bank shall perform such transferred Services in accordance with the terms and conditions of this Agreement, the Risk Management Policies and the Operating Procedures. Without limiting the foregoing, Bank shall service the Accounts in compliance with Applicable Law, in such a way as to not disparage or embarrass Belk, its Affiliates or their names, with a level of service to Cardholders as set forth in Schedule 7.3(a) and with no less care and diligence than the degree of care and diligence employed by Belk Servicer (with respect to Accounts serviced pursuant to this Agreement), HSBC (with respect to Accounts serviced pursuant to the HSBC Interim Servicing Agreement) or McRae's (with respect to Accounts serviced pursuant to the McRae's Interim Servicing Agreement) prior to the Effective Date. In addition, without limiting the foregoing, with respect to the Services to be performed by Bank, Bank agrees that it shall perform such functions with no less care and diligence than that degree of care and diligence employed by it in servicing the Comparable Partner Programs.

     (b) Upon transfer by Belk, McRae's or HSBC of any services pursuant to the Servicing Agreements, Bank shall accept appointment as servicer with respect to such Services and shall be required to meet the SLAs applicable to Bank for such Services set forth in Schedule 7.3(a) (as such SLAs may be amended from time to time in accordance with this Agreement). Upon the date of the foregoing transfer, Belk Servicer, McRae's or HSBC, as the case may be, shall be released from any further obligation with respect to the performance of such Services. Following the transfer of customer service to Bank as a transferred service in accordance with the Servicing Agreements and this Section 7.2(b), Bank shall continue to monitor the customer disputes in substantially the same manner as in place prior to the Effective Date.

     (c) Upon transfer of any of the Services to Bank in accordance with Section 2.03(b) of the HSBC Interim Servicing Agreement and Section 7.2(b), the amount payable to HSBC pursuant to the HSBC Interim Servicing Agreement shall be adjusted as set forth therein in order to reflect the reduction of Services being performed by HSBC and the assumption of the performance of such Services by Bank, which transferred Services shall be performed at the sole cost and expense of Bank. Upon transfer of any of the Services to Bank in accordance with
Section 2.03(b) of the McRae's Interim Servicing Agreement and Section 7.2(b), the amount payable to McRae's pursuant to the McRae's Interim Servicing Agreement shall be adjusted as set forth therein in order to reflect the reduction of Services being performed by McRae's and the assumption of the performance of such Services by Bank, which transferred Services shall be performed at the sole cost and expense of the Bank.

     (d) Bank shall maintain records relating to its performance of the Services in accordance with the record retention policies set forth on Schedule 7.2(d). Records may be kept in either paper or electronic form. Bank shall retrieve, reproduce and deliver to Belk any records reasonably requested from time to time by Belk for the purpose of providing customer assistance or resolving customer disputes.

     (e) Subject to Section 19.5, Bank shall have the right to perform any portion of the Services through one or more subservicers; provided that (i) any subservicer as of the date hereof and on Schedule 7.2(e) shall be deemed approved by the Operating Committee and any other subservicer that is not an Affiliate of Bank shall be subject to approval pursuant to Article III and (ii) Bank shall remain fully responsible to Belk for the portion of the Services performed by any subservicer (s) (including its Affiliates).

     (f) Notwithstanding any arrangement whereby Bank provides any Services through an Affiliate (or third party as permitted under Section 7.2(e)), Bank shall remain obligated and liable to Belk for the provision of such Services without diminution of such obligation or liability by virtue of such arrangement.

     7.3 Service Level Standards.

     (a) Bank shall perform the applicable Services in accordance with the SLAs set forth on Schedule 7.3(a). Notwithstanding the foregoing, the parties acknowledge that Bank shall be responsible for the performance of the Services in accordance with the SLAs set forth in the Servicing Agreements (rather than the SLAs set forth on Schedule 7.3(a)) so long as such Services are being performed pursuant to the Servicing Agreements.

     (b) Bank shall report to Belk monthly, in an itemized, mutually agreed upon format and on a calendar month basis, Bank's performance under each of the SLAs set forth on Schedule 7.3(a). If Bank fails to meet any SLA, Bank shall (i) immediately report to the Operating Committee the reasons for the SLA failure(s); (ii) promptly take any action reasonably necessary to correct and prevent recurrence of such failure(s); and (iii) keep the Belk Program Manager apprised of the progress made with respect to, and final resolution of, any such SLA failure.

     (c) Bank shall notify the Belk Program Manager immediately upon a failure to meet any Critical SLA, and shall keep the Belk Program Manager apprised of the progress made with respect to, and final resolution of, any such Critical SLA failure.

     (d) The Parties agree as set forth in Schedule 7.3(d) with respect to new SLAs.

     (e) The Parties agree as set forth in Schedule 7.3(e) with respect to changes to SLAs.

     (f) The Parties agree as set forth in Schedule 7.3(f) with respect to the validation of SLAs.

     (g) Upon the reasonable request of Belk, Belk shall be entitled to audit Bank's SLA performance in accordance with Section 12.2.

     7.4 Credit Systems.

     (a) Bank shall convert the data contained in the master file of the associated Accounts and all other Cardholder Data to the Bank Systems in accordance with the Conversion Plan. Subject to the satisfaction of each of the requirements set forth in Section 7.4(b), at such time, if any, when both Belk and Bank have concluded that such conversion will further the Program Objectives and provide cost efficiencies and features and functionality superior to those available on the Belk Systems without an unacceptable level of Program disruption, such conversion shall be implemented (the date of any such conversion the "Systems Transition Date"). Bank shall bear all costs and expenses associated with the Systems conversion (whether incurred by Bank or any of its Affiliates or Belk or any of its Affiliates) as set forth on Schedule 7.4(a).

     (b) The Parties acknowledge and agree that no Systems conversion shall occur pursuant to Section 7.4(a) in absence of satisfaction of each of the following requirements:

          (i) Bank shall ensure that all identified features and functionality available on the Belk Systems prior to the Systems Transition Date (including data gathering, interface capabilities with Belk's other Systems, Loyalty Program support and core systems/customer service functionality) or comparable features and functionality specifically approved by Belk are available on the Bank Systems as of the Systems Transition Date to the extent the Belk Systems are to be converted to the Bank Systems;

          (ii) Bank shall ensure that all features and functionality set forth
     (x) in Schedule 7.4(b)(i) are available on the Bank Systems as of the Systems Transition Date and (y) in Schedule 7.4(b)(ii) are available on the Bank Systems by the dates provided therein;

          (iii) all existing credit data feeds used by Belk or any of its Affiliates in connection with the Credit Card Business or otherwise prior to the Effective Date shall have been replicated on the Bank Systems prior to the Systems Transition Date;

          (iv) Bank shall provide and the Bank Systems shall support the Internet Services described in Section 4.8;

          (v) Bank shall maintain existing Account Numbers for all Purchased Accounts and shall use the same Account Number structure for new Accounts as that used for the Belk Purchased Accounts;

          (vi) without limiting the foregoing, the Bank Systems shall interface with the Belk Systems that are not converted to Bank Systems in a manner reasonably acceptable to Belk;

          (vii) Bank shall have a disaster recovery and business continuity plan applicable to the Bank Systems as set forth in Section 7.3(c) and the Bank shall be prepared to and have the ability to implement such plan if necessary;

          (viii) Bank shall have identified and implemented all hardware and other Systems changes necessary to ensure that the Bank Systems will be compatible with those Belk Systems that will interface with the Bank Systems; and

          (ix) Bank shall provide training to all training personnel of Parent and its Subsidiaries and their Licensees who are responsible for training personnel in the use of the Bank Systems.

     (c) Bank shall conduct the development and testing of, and conversion to, the Bank Systems, in accordance with the Transition Plan, including the milestones and penalties set forth therein and in Schedule 2.3.

     (d) Neither Party shall make any change to any of its Systems that would render them incompatible in any way with the other Party's or its Affiliates' Systems or require the other Party or its Affiliates (or the Retail Merchants) to make any change to any of their Systems (including any POS terminals) or reduce or restrict interfacing or System feeds, in any such case without the prior approval of the Operating Committee. Neither Party will make any material change to its Systems that adversely affects the operations of the Program, the delivery of data to Harte Hanks, Inc., the customer experience or the in-store operations without the prior approval of the Operating Committee. In the event that Belk decides to change its Systems for the


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

operation of its business during the Term, Belk shall give prompt written notice to Bank, and Bank shall promptly meet with Belk to discuss and implement changes to the Bank Systems required to maintain the compatibility of the Bank Systems with the Belk Systems.

     (e) Bank shall complete the projects set forth on Schedule 7.4(e) in accordance with the timeframes set forth thereon.

     7.5 Systems Interface; Technical Support.

     (a) Required Interfaces.

          (i) Belk and Bank shall identify, prior to the Effective Date, the Systems interfaces required to be sustained between Belk and Bank. Belk and Bank shall maintain such interfaces and cooperate in good faith with each other in connection with any modifications to such interfaces as may be requested by either Party from time to time.

          (ii) Each of Belk and Bank agrees to maintain at its own expense its respective Systems interfaces so that the operation of the Systems as a whole is at all times no less functional than prior to the Effective Date. Bank agrees to provide sufficient personnel to support the Systems interfaces required to be sustained between Belk and Bank.

     (b) Additional Interfaces; Interface Modifications. All requests for new interfaces, modifications to existing interfaces and terminations of existing interfaces shall be presented to the Operating Committee for approval. Upon approval, the Parties shall work in good faith to establish the requested interfaces or modify or terminate the existing interfaces, as applicable, on a timely basis. Except as otherwise provided herein (including in Section 7.4), all costs and expenses with respect to any new interface or interface modification or termination shall be borne by the requesting Party unless otherwise determined by the Operating Committee.

     (c) Secure Protocols. The Parties shall use secure protocols for the transmission of data from Bank and its Affiliates, on the one hand, to Belk and its Affiliates, on the other hand, and vice versa.

     7.6 [Intentionally omitted]

     7.7 Sarbanes-Oxley Compliance.

     (a) General. Bank acknowledges that: (a) Parent's management is now and/or in the future may be required under the Sarbanes-Oxley Act of 2002 and related regulations (the "SOX Laws") to, among other things, assess the effectiveness of its internal controls over financial reporting and state in its annual report whether such internal controls are effective; (b) Parent's independent auditor is now and/or in the future may be required to evaluate the process used by management to make such assessment to determine whether that process provides an appropriate basis for management's conclusions; and (c) because Parent or Belk have entered into a significant transaction with Bank as described in this Agreement, the controls used by Bank (including, without limitation, controls that restrict unauthorized access to systems, data and programs) are relevant to Parent's evaluation of its internal controls. Having acknowledged the


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

foregoing, and subject to the terms of this Section 7.7, Bank agrees to cooperate with Parent and its independent auditor as reasonably necessary to facilitate Parent's ability to comply with its obligations under the SOX Laws including, without limiting the generality of the foregoing, by complying with the further terms of this Section 7.7.

     (b) SAS 70 Type II Audits. The Parties agree as set forth on Schedule 7.7(b) with respect to the provision of SAS 70 Type II Audits.

     (c) Results of Inquiries and Corrective Plan. The Parties agree as set forth on Schedule 7.7(c) with respect to the results of SAS 70 Type II Audits.

     7.8 Disaster Recovery Plan and Crisis Management.

     (a) Schedule 7.8(a)(i) sets forth Bank's disaster recovery plan ("DRP") applicable to Belk.

     (b) Following implementation of Bank's DRP, Bank will at Bank's expense:
(i) periodically update and test the operability of the DRP annually; (ii) certify to Belk at least annually that the DRP is fully operational; (iii) reasonably implement the DRP upon a disaster under such DRP; (iv) reinstate all Bank Systems upon the declaration of such a disaster in accordance with the DRP;
(v) reinstate all other Services within the time frames specified in the DRP, and (vi) give the Program high priority in its recovery efforts.

     7.9 Portfolio Growth Initiatives. The Parties agree as set forth on
Schedule 7.9(i) with respect to portfolio growth initiatives.

                                  ARTICLE VIII

                                MERCHANT SERVICES

     8.1 Transmittal and Authorization of Belk Charge Transaction Data. Parent shall and shall cause its Subsidiaries and Licensees (such Subsidiaries and Licensees, together with Parent, the "Retail Merchants") to, accept the Belk Credit Cards for Belk Goods and Services. The Retail Merchants shall transmit Belk Charge Transaction Data for authorization of Belk Transactions to Bank as provided in the Operating Procedures. Bank shall authorize or decline Belk Transactions on a real time basis as provided in the Operating Procedures, including transactions involving split-tender (i.e., a portion of the total transaction amount is billed to a Belk Credit Card and the remainder is paid through one or more other forms of payment), transactions over the phone, online or hand keyed, as applicable, or down-payments on Belk Goods and Services for later delivery. If any Retail Merchant is unable to obtain authorizations for Belk Transactions for any reason, such Retail Merchant may complete such Belk Transactions without receipt of further authorization as provided in the Operating Procedures.

     8.2 POS Terminals. The Retail Merchants shall maintain POS terminals capable of processing Belk Credit Card and Account transactions as handled as of the Effective Date. To the extent that the Retail Merchants are required to make changes to any POS terminal (including hardware and software) in order to process Belk Transactions and transmit Belk Charge Transaction Data under this Agreement as a result of any System conversion contemplated by


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

Section 7.4 (which changes shall be paid for as set forth on Schedule 7.4(a)) or any other change or modification to any Bank System or a new Bank System approved by the Operating Committee, Bank shall pay the costs and expenses associated with such changes. For the avoidance of doubt, Bank shall not make any changes to the Program that require a modification to the POS Terminals without Belk's prior written approval.

     8.3 In-Store Payments. The Retail Merchants may accept In-Store Payments from Cardholders on their Accounts in accordance with the Operating Procedures, the Risk Management Policies and any procedures required under Applicable Law. The Retail Merchants shall, as necessary, provide proper endorsements on such items. If the Retail Merchants receive any In-Store Payments, BAR shall be deemed to hold such In-Store Payments in trust for Bank until such Payments are either delivered to Bank or applied to reduce amounts payable by Bank to BAR pursuant to Section 8.4(b). Bank hereby grants to each of BAR and the Retail Merchants a limited power of attorney (coupled with an interest) to sign and endorse Bank's name upon any form of payment that may have been issued in Bank's name in respect of any Account. BAR and Bank shall jointly develop procedures in the Operating Procedures with respect to the manner in which such In-Store Payments shall be processed (it being understood that such procedures shall provide for immediate credit toward the applicable open-to-buy limits of the respective Account upon receipt of an In-Store Payment). BAR, on behalf of the Retail Merchants, shall notify Bank upon receipt of In-Store Payments and Bank shall include the Belk Charge Transaction Data related to such In-Store Payments in the net settlement in respect of the day immediately following such receipt on the same basis as other Belk Charge Transaction Data. The Retail Merchants shall issue receipts for such payments in compliance with Applicable Law.

     8.4 Settlement Procedures.

     (a) Belk shall transmit Belk Charge Transaction Data to Bank in accordance with the Operating Procedures on each day on which such Retail Merchants are open for business, other than Sunday. If Belk Charge Transaction Data is received by Bank's processing center on or before 11:00 am (Eastern time) on any Business Day on which Bank is open for business, Bank shall process the Belk Charge Transaction Data and initiate a wire transfer of the payment in respect thereof before 1:00 pm (Eastern time) on the same Business Day. If the Belk Charge Transaction Data is received after 11:00 am (Eastern time) on any day a Retail Merchant is open, or at any time on a day other than a Business Day, Bank shall process the Belk Charge Transaction Data for payment by 1:00 pm (Eastern time) on the following Business Day. If Bank is unable to calculate the net settlement amount in time to initiate the wire transfers referred to above, then Bank shall initiate a wire using a net settlement amount that is based on historical comparisons. Simultaneously with the wiring of such estimated net settlement amount, Bank shall notify BAR in writing that the wire is based on an estimate. Within five (5) Business Days of the wiring of any estimated net settlement amount, Bank shall estimate the correct net settlement amount and will wire transfer any difference to BAR.

     (b) Bank shall remit to Belk, for itself and the Retail Merchants, an amount equal to (i) the total amount of charges identified in all Belk Charge Transaction Data not yet paid in accordance with Section 8.4(a) less (ii) the sum of(A) the total amount of any credits included in


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

such Belk Charge Transaction Data, plus (B) the total amount of In-Store Payments (if any), plus (C) any amounts charged back to such Retail Merchants pursuant to Section 8.5.

     (c) BAR shall be responsible for allocating such remittances among the Retail Merchants as appropriate and Bank shall have no responsibility or liability in connection therewith (it being agreed that Bank has no obligation to accept Belk Charge Transaction Data directly from, or make remittances to, any person other than Belk or BAR).

     8.5 Bank's Right to Charge Back. The Parties agree as set forth in Schedule
8.5 with respect to charge backs of Cardholder Indebtedness.

     8.6 Exercise of Chargeback. If Bank exercises its right of chargeback, Bank may set off all amounts charged back against any sums due to BAR under this Agreement, or Bank may demand payment from BAR for the full amount of such chargeback. In the event of a chargeback pursuant to this Article VIII, upon payment in full of the related amount by BAR, Bank shall immediately assign to BAR or a third party designated by BAR, without any representation, warranty or recourse, (i) all right to payments of amounts charged back in connection with such Cardholder charge and (ii) any security interest granted by BAR under
Section 19.1. Bank shall cooperate fully in any effort by BAR to collect the chargeback amount, including by executing and delivering any document necessary or useful to such collection efforts. Bank shall provide BAR with a report denoting the number and dollar amount of chargebacks pending payment or resolution with a categorization of chargeback reason and status. Bank shall use commercially reasonable efforts to minimize chargebacks on the Program.

     8.7 No Merchant Discount. None of BAR, its Affiliates or the Retail Merchants shall be required to pay any Merchant Discount on any Belk Credit Card Transaction. Bank shall process the Belk Transactions such that the Retail Merchants do not incur any merchant acquirer/processor or similar fees.

                                   ARTICLE IX

                                PROGRAM ECONOMICS

     9.1 Belk Compensation.

     (a) Payments.

          (i) Bank shall pay to BAR the amounts provided in Schedule 9.1(a) and
     Schedule 9.1(a)(iv).

          (ii) The amounts payable pursuant to Section 9.1(a)(i) shall be paid to BAR regardless of whether any amounts are disputed by Bank. For the avoidance of doubt, any such payment shall not be deemed a waiver of, or in any other way limit, a Party's right to pursue any dispute with respect to such payment in accordance with the terms of this Agreement and each of Bank or BAR may invoke the dispute resolution procedures set forth herein following payment of such amounts.


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

     (b) Form of Payment. All payments pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account designated in writing by Belk unless otherwise agreed upon by the Parties in writing. In the event this Agreement is terminated prior to the expiration of the Initial Term or any Renewal Term, all amounts owed pursuant to this Section 9.1 up to and including the date of termination shall become immediately due and payable by Bank (including any pro-rated amounts owed for all calendar days elapsed in the then-current month).

     9.2 Dispute Resolution. Any disputes regarding the amounts owed under this Agreement shall be resolved in accordance with Section 12.3.

                                    ARTICLE X

                              INTELLECTUAL PROPERTY

     10.1 The Belk Licensed Marks.

     (a) Grant of License to Use the Belk Licensed Marks. Subject to the terms and conditions of this Agreement, BAR hereby grants to Bank a non-exclusive, royalty-free, non-transferable right and license to use the Belk Licensed Marks
(i) with respect to the Program in the United States in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program and (ii) in connection with any sale permitted by this Agreement of the Accounts and Cardholder Indebtedness to third parties for liquidation. All use of the Belk Licensed Marks shall be in accordance with this Agreement and any Trademark Style Guide delivered by Belk to Bank from time to time. All uses of the Belk Licensed Marks shall require the prior written approval of BAR. To the extent Bank delegates any of its rights or obligations hereunder to any authorized Affiliate and/or authorized third party in accordance with the terms and conditions of this Agreement, Bank may sublicense its rights in the Belk Licensed Marks hereunder to such authorized Person; provided that such Person shall agree to comply with all of the terms and conditions of the use of the Belk Licensed Marks hereunder and Bank shall remain liable for such Person's failure to so comply. Except as expressly set forth in this Section 10.1, the rights granted pursuant to this Section 10.1 are solely for use of Bank and may not be sublicensed without the prior written approval of BAR.

     (b) New Belk Marks. If BAR or any of its Affiliates adopts a trademark, service mark or other source indicator that is a successor to a Belk Licensed Mark or that BAR has otherwise elected to use in connection with the Program but which is not listed on Schedule 1.1(b) hereto (a "New Belk Mark"), Bank may request that BAR add such New Belk Mark to Schedule 1.1(b) hereto and license its use hereunder; BAR shall not unreasonably fail to do so, and upon BAR's written approval of the addition of such New Belk Mark, such New Belk Mark shall be deemed added to Schedule 1.1(b).

     (c) Termination of License. Except to the extent otherwise provided in
Section 17.4, the license granted in this Section 10.1 shall terminate upon the termination or expiration of this Agreement or, if the Purchase Option is exercised, on the Program Purchase Date. Upon termination of the license granted in this Section 10.1, all rights in the Belk Licensed Marks granted hereunder shall revert to BAR and Bank shall: (i) discontinue immediately all use of the


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

Belk Licensed Marks, or any of them, and any colorable imitation thereof and
(ii) destroy all unused Belk Credit Cards, Applications, Account Documentation, Solicitation Materials, periodic statements, materials, displays, advertising and sales literature and any other items bearing any of the Belk Licensed Marks; provided that if the Purchase Option is exercised, at BAR's election, such items shall constitute Program Assets and will be transferred and delivered to BAR or its Nominated Purchaser pursuant to Section 17.2.

     (d) Ownership of the Belk Licensed Marks. Bank acknowledges that (i) the Belk Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of BAR and its Affiliates, (ii) it shall take no action which shall adversely affect BAR's and its Affiliates' exclusive ownership of the Belk Licensed Marks, or the goodwill associated with the Belk Licensed Marks (it being understood that the collection of Accounts, adverse action letters, and changes in terms of Accounts as required by Applicable Law do not adversely affect goodwill, if done in accordance with the terms of this Agreement), and (iii) any and all goodwill arising from use of the Belk Licensed Marks by Bank shall inure to the benefit of BAR. Nothing herein shall give Bank any proprietary interest in or to the Belk Licensed Marks, except the right to use the Belk Licensed Marks in accordance with this Agreement, and Bank shall not contest BAR's or its Affiliates' title in and to the Belk Licensed Marks.

     (e) Infringement by Third Parties. Bank shall notify BAR, in writing, promptly upon acquiring Knowledge of any infringing use of any of the Belk Licensed Marks by any third party. If any of the Belk Licensed Marks is infringed, Belk alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use. Bank shall reasonably cooperate with and assist BAR, at BAR's expense, in the prosecution of those actions that Belk determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the Belk Licensed Marks.

     10.2 The Bank Licensed Marks.

     (a) Grant of License to Use the Bank Licensed Marks. Subject to the terms and conditions of this Agreement, Bank hereby grants to Belk a non-exclusive, royalty-free, non-transferable right and license to use the Bank Licensed Marks in the United States in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program. All uses of the Bank Licensed Marks shall be in accordance with this Agreement and any Trademark Style Guide delivered by Bank to Belk from time to time (which Bank shall so deliver). All uses of the Bank Licensed Marks shall require the prior written approval of Bank. To the extent Belk delegates any of its rights or obligations hereunder to any authorized Affiliate and/or authorized third party in accordance with the terms and conditions of this Agreement, Belk may sublicense its rights in the Bank Licensed Marks hereunder to such authorized Person; provided that such Person shall agree to comply with all of the terms and conditions of the use of the Bank Licensed Marks hereunder and Belk shall remain liable for such Person's failure to so comply. Except as expressly set forth in this Section 10.2, the rights granted pursuant to this Section 10.2 are solely for the use of Belk and may not be sublicensed without the prior written approval of Bank.

     (b) New Bank Marks. If Bank adopts a trademark, service mark or other source indicator that is not listed on Schedule 1.1(a) hereto (for purposes of this Section 10.2, a "New


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

Bank Mark"), Belk may request that Bank add such New Bank Mark to Schedule 1.1(a) hereto and license its use hereunder, Bank shall not unreasonably fail to do so, and upon Bank's written approval of the addition of such New Bank Mark, such New Bank Mark shall be deemed added to Schedule 1.1(a).

     (c) Termination of License. The license granted in this Section 10.2 shall terminate upon the termination or expiration of this Agreement or, if the Purchase Option is exercised, six (6) months after the Program Purchase Date. Upon the termination of the license granted in this Section 10.2, all rights in the Bank Licensed Marks granted hereunder shall revert to Bank and Belk shall:
(i) discontinue immediately all use of the Bank Licensed Marks, or any of them, and any colorable imitation thereof and (ii) destroy all unused Belk Credit Cards, Applications, Account Documentation, Solicitation Materials, periodic statements, materials, displays, advertising and sales literature and any other items, in each case, bearing any of the Bank Licensed Marks.

     (d) Ownership of the Bank Licensed Marks. Belk acknowledges that (i) the Bank Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Bank, (ii) it shall take no action which shall adversely affect Bank's exclusive ownership of the Bank Licensed Marks or the goodwill associated with the Bank Licensed Marks, and
(iii) any and all goodwill arising from use of the Bank Licensed Marks by Belk shall inure to the benefit of Bank. Nothing herein shall give Belk any proprietary interest in or to the Bank Licensed Marks, except the right to use the Bank Licensed Marks in accordance with this Agreement, and Belk shall not contest Bank's title in and to the Bank Licensed Marks.

     (e) Infringement by Third Parties. Belk shall use reasonable efforts to notify Bank, in writing, promptly upon acquiring Knowledge of any infringing use of any of the Bank Licensed Marks by any third party. If any of the Bank Licensed Marks is infringed, Bank alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if Bank fails to take reasonable steps to prevent infringement of the Bank Licensed Marks and such infringement has an adverse effect upon the Program or the rights of Belk hereunder, Belk may request that Bank take action necessary to alleviate such adverse impact. Belk shall reasonably cooperate with and assist Bank, at Bank's expense, in the prosecution of those actions that Bank determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the Bank Licensed Marks.

     10.3 Intellectual Property.

     (a) Independently-Owned Intellectual Property. Each Party shall continue to own all of its Intellectual Property that existed as of the Effective Date. Each Party also shall own all right, title and interest in the Intellectual Property it develops or creates independently of the other Party during the Term; provided, however, that Belk shall own, and Bank and its Affiliates shall assign to Belk, all right, title and interest in any Intellectual Property developed by Bank and its Affiliates solely for Belk in connection with the Program or otherwise developed by Bank and its Affiliates at Belk's expense.

     (b) Joint Intellectual Property. Each Party shall have the right to use, license and otherwise exploit jointly owned Intellectual Property without any restriction or obligation to account to the other Party; provided however, that no such jointly owned Intellectual Property shall be used by Bank in connection with any Comparable Partner Program or Competing Retail Program without the prior written consent of Belk. Patents and patentable inventions shall be deemed to be owned jointly, as between the Parties, only if the respective personnel of each Party are deemed co-inventors under the patent law, and software and other works of authorship and associated copyrights shall be deemed to be jointly owned only if the Parties are deemed co-authors or co-owners of such software or other work of authorship under the copyright law. Any other Intellectual Property developed by a substantially equal investment of time, human, intellectual and financial resources by each Party during the Term of this Agreement shall be owned jointly by the Parties. By way of example and not of limitation, a Party shall not be a joint owner of any such Intellectual Property if its contribution thereto consists solely of data, unless that is the only contribution of the other Party. Otherwise, all patents, patentable inventions, software, other works of authorship and related copyrights and all other Intellectual Property (and any improvements thereto) shall be deemed to be owned solely by one Party. Thus, to the extent that a work created by one Party is based on or incorporates Intellectual Property of the other Party, but the Parties are not joint owners as set forth above, then one Party shall be the sole owner of the Intellectual Property in the underlying work and the other Party shall be the sole owner of the Intellectual Property in the new work. Any information or data provided by or on behalf of one Party to the other Party remains, as between the Parties, the sole property of the providing Party, and if applicable, shall be considered "Confidential Information" under Section 13.1. Any Intellectual Property, systems or networks of a Party used to process, store or analyze information or data of the other Party remain, as between the Parties, the sole property of the first Party.

     (c) During and after the Term of this Agreement, each Party may use, license or otherwise exploit (or permit others to do so) any jointly owned Intellectual Property referenced herein solely at its own risk.

                                   ARTICLE XI

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

     11.1 General Representations and Warranties of Belk. Except as Previously Disclosed, Parent makes the following representations and warranties to Bank as of the date hereof and as of the Effective Date:

     (a) Corporate Existence. Each of Belk and BAR (each, a "Belk Party"): (i) is duly organized and validly existing in good standing under the laws of its state of organization, formation or incorporation; (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the conduct of its business or the activities in which it is engaged makes such authorization necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Belk Party's ability to perform its obligations hereunder; and (iii) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings and registrations with, all governmental authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of its business, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Parent, the Program, the Accounts, Cardholder Indebtedness or such Belk Party's ability to perform its obligations under this Agreement. Belk Servicer is a North Carolina non-profit corporation.

     (b) Capacity; Authorization; Validity. Each Belk Party has all necessary authority to (i) execute and enter into this Agreement, and (ii) perform the obligations required of such Belk Party hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by such Belk Party pursuant hereto. The execution and delivery by each Belk Party of this Agreement and all documents, instruments and agreements executed and delivered by such Belk Party pursuant hereto, and the consummation by such Belk Party of the transactions specified herein, have been duly and validly authorized and approved by all necessary action of such Belk Party. This Agreement (i) has been duly executed and delivered by each Belk Party, (ii) constitutes the valid and legally binding obligation of such Belk Party, and
(iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

     (c) Conflicts; Defaults; Etc. Subject to receipt of any licenses and qualifications required for the Belk Servicer to perform its servicing obligations under this Agreement, the execution, delivery and performance of this Agreement by each such Belk Party, its compliance with the terms hereof, and consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which such Belk Party or any of its Subsidiaries is a party or by which they are bound, or to which any of the assets of such Belk Party or any of its Subsidiaries are subject; (ii) conflict with or violate the organizational documents of such Belk Party; (iii) breach or violate any Applicable Law or Applicable Order, in each case, applicable to such Belk Party;
(iv) require the consent or approval of any other party to any contract, instrument or commitment to which such Belk Party is a party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except, in the cases of clauses (i) and (iii)-(v), for such conflicts, breaches, defaults, violations or failures to obtain such consents or approvals or make or obtain such filings, notices, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Parent, the Program, the Accounts, Cardholder Indebtedness or such Belk Party's ability to perform its obligations under this Agreement.

     (d) No Litigation. No action, claim, litigation, proceeding, arbitration or investigation is pending or, to the Knowledge of Belk, threatened against a Belk Party or any of its Subsidiaries, at law, in equity or otherwise, by or before any Governmental Authority, to which such Belk Party or any of its Subsidiaries is a party, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Parent, the Program, the Accounts, Cardholder Indebtedness or such Belk Party's ability to perform their obligations under this Agreement.


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

     (e) Compliance with Laws. Except to the extent that any of the following would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Program or the ability of such Belk Party to perform its obligations under this Agreement, each Belk Party is in compliance with all requirements of Applicable Law relating to the Credit Card Business and neither of such Belk Party nor any of its Affiliates is subject to any order, directive or restriction of any kind issued by any Governmental Authority that restricts in any respect its ability to perform its obligations under the Program.

     (f) Books and Records. All books and records of each Belk Party related to the Credit Card Business have been maintained accurately and in accordance with all requirements of Applicable Law applicable to such Belk Party and the Credit Card Business, except for any instances of inaccuracy or noncompliance that would not reasonably be expected to have a material adverse effect on the ability of such Belk Party to perform its obligations under this Agreement.

     (g) Insurance. Each Belk Party maintains insurance policies with respect to its properties under such terms and conditions as are (i) commercially reasonable and available from time to time and (ii) customary for similarly situated Persons engaged in similar business, except in each case for insurance which a failure to maintain would not reasonable be expected to have a material adverse effect on the ability of such Belk Party to perform its obligations under this Agreement.

     (h) The Belk Licensed Marks. BAR has the right, power and authority to grant the rights to use the Belk Licensed Marks expressly granted herein. The use of the Belk Licensed Marks by Bank in a manner approved (or deemed approved) by BAR will not (i) violate any Applicable Law or (ii) infringe upon the right(s) of any third party.

     11.2 General Representations and Warranties of Bank. Except as Previously Disclosed, Bank hereby make the following representations and warranties to Belk and BAR as of the date hereof and as of the Effective Date:

     (a) Corporate Existence. Bank: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and
(ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of the its business or the activities in which it is engaged, or proposes to engage pursuant to this Agreement, makes such licensing or qualification necessary, except to the extent that its noncompliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Bank, the Program, the Accounts, Cardholder Indebtedness or Bank's ability to perform their obligations under this Agreement. Bank has all necessary licenses, permits, consents or approvals from or by, and have made all necessary filings and registrations with, all governmental authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of their businesses and the Credit Card Business pursuant to this Agreement, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Bank, the Program, the Accounts, Cardholder Indebtedness or Bank's ability to perform their obligations under this Agreement.

     (b) Capacity; Authorization; Validity. Bank has all necessary corporate or similar power and authority to (i) execute and enter into this Agreement, and
(ii) perform the obligations required of Bank hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by Bank pursuant hereto. The execution and delivery by Bank of this Agreement and all documents, instruments and agreements executed and delivered by Bank pursuant hereto, and the consummation by Bank of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate or similar actions of Bank. This Agreement (i) has been duly executed and delivered by Bank, (ii) constitutes the valid and legally binding obligation of Bank, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

     (c) Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Bank, its compliance with the terms hereof, and the consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which Bank is a Party or by which they are bound, or to which any of the assets of any of Bank are subject; (ii) conflict with or violate the articles of incorporation or bylaws, or any other equivalent organizational document(s), of Bank; (iii) breach or violate any Applicable Law or Applicable Order, in each case, applicable to Bank; (iv) require the consent or approval of any other Party to any contract, instrument or commitment to which Bank is a Party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except, in the cases of clauses (i) and
(iii)-(v), for such conflicts, breaches, defaults, violations or failures to obtain such consents or approvals or make or obtain such filings, notices, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Bank, the Program, the Accounts, Cardholder Indebtedness or the ability of Bank to perform their obligations under this Agreement.

     (d) No Litigation. No action, claim, litigation, proceeding, arbitration or investigation is pending or, to the Knowledge of Bank, threatened against Bank Parent or any of its Subsidiaries, at law, in equity or otherwise, by or before any Governmental Authority, to which Bank Parent or any of its Subsidiaries is a Party, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Bank, the Program, the Accounts, Cardholder Indebtedness or the ability of Bank to perform their obligations under this Agreement.

     (e) Compliance with Laws.

          (i) Except to the extent that any of the following would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Program or the ability of Bank to perform its obligations under this Agreement,

               (A) Bank is in compliance with all requirements of Applicable Law relating to their Credit Card business; and

               (B) neither Bank nor any of its United States consumer finance Affiliates is subject to any capital plan or supervisory agreement, cease-and-desist or similar order or directive or memorandum of understanding between it and any Governmental Authority or issued by any Governmental Authority, nor has any of them adopted any board resolutions at the request of any Governmental Authority.

          (ii) Neither Bank nor any of its United States consumer finance Affiliates is subject to any order, directive or restriction of any kind issued by any Governmental Authority that restricts in any respect its operation of their Credit Card business; and Bank is not aware of any fact or circumstance that would in any way delay or impede their ability to perform all of its obligations under the Program.

     (f) Servicing Qualifications. Bank is licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Bank to perform its obligations under this Agreement. Bank has all necessary facilities, equipment, supplies and such other resources as are reasonably necessary to provide any Services required to be provided by it pursuant to Section 7.2.

     (g) Bank Licensed Marks. Bank has the right, power and authority to grant the rights to use the Bank Licensed Marks expressly granted herein. Bank is the owner of the Bank Licensed Marks. The use of the Bank Licensed Marks by Belk in a manner approved (or deemed approved) by Bank will not (i) violate any Applicable Law or (ii) infringe upon the right(s) of any third party.

     (h) Books and Records. All books and records of Bank and its United States consumer finance Affiliates related to their Credit Card business have been maintained accurately and in accordance with all requirements of Applicable Law applicable to Bank and its Credit Card business, except for any instances of inaccuracy or noncompliance that would not reasonably be expected to have a material adverse effect on the ability of Bank to perform its obligations under this Agreement.

     (i) Insurance. Bank maintains insurance policies with respect to its properties under such terms and conditions as are (i) commercially reasonable and available from time to time and (ii) customary for similarly situated Persons engaged in similar business, except in each case for insurance which a failure to maintain would not reasonable be expected to have a material adverse effect on the ability of Bank to perform its obligations under this Agreement.

     (j) FDIC Insurance. Bank is FDIC-insured and, to the best of Bank's Knowledge, no proceeding is contemplated to revoke such insurance.

     11.3 No other Representations or Warranties. Except as expressly set forth in Sections 11.1 and 11.2, neither Bank nor a Belk Party has made or make any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the Credit Card Business, the Program, Bank or a Belk Party, or as to any other matter whatsoever.


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

     11.4 General Covenants of Belk.

     (a) Litigation. Belk promptly shall notify Bank in writing if it receives written notice of any litigation that, if adversely determined, would reasonably be expected to have a material adverse effect on the Program, the Accounts in the aggregate or a Belk Party's ability to perform its obligations hereunder.

     (b) Reports and Notices. Belk shall provide Bank with written notice specifying the nature of any Belk Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute a Belk Event of Default, or any development or other information which is likely to have a material adverse effect on the Program, the Accounts, Cardholder Indebtedness or a Belk Party's ability to perform its obligations pursuant to this Agreement. Notices pursuant to this Section 11.4(b) relating to Belk Events of Default shall be provided within two (2) Business Days after any of Belk has Knowledge of the existence of such default. Notices relating to all other events or developments described in this Section 11.4(b) shall be provided (i) promptly after Belk has Knowledge of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances. Any notice provided under this Section shall be confirmed in writing to Bank within five (5) Business Days after the transmission of the initial notice.

     (c) Applicable Law/Operating Procedures. Each Belk Party shall at all times during the Term comply in all material respects with Applicable Law affecting its obligations under this Agreement and the Operating Procedures.

     (d) Disputes with Cardholders. Each Belk Party shall cooperate with Bank in a timely manner (but in no event less promptly than required by Applicable Law) to resolve all disputes with Cardholders.

     (e) Financial Statements. If at any time during the Term, Parent does not publicly file periodic reports with the Securities and Exchange Commission, Parent shall provide to Bank (i) its audited consolidated annual financial statements within ninety (90) days of the end of each Fiscal Year, and (ii) its unaudited consolidated quarterly financial statements within sixty (60) days of the end of each Fiscal Quarter. Such statements shall include the consolidated balance sheet, income statement and statement of cash flows and financial position, all prepared in accordance with GAAP applied on a consistent basis (except for normal year end adjustments and the absence of footnotes on the quarterly statements).

     (f) Books and Records. Each Belk Party shall keep adequate records and books of account with respect to the Accounts and Cardholder Indebtedness in which proper entries, reflecting all of Belk's financial transactions relating to the Program, are made in accordance with GAAP and the requirements of this Agreement. Each Belk Party shall keep adequate records and books of account with respect to its activities in connection with the Program, in which proper entries reflecting all of such Belk Party's financial transactions are made in accordance with GAAP.


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

     (g) Affiliate Compliance. Parent shall, to the extent necessary, cause its Affiliates to comply with the terms of this Agreement.

     11.5 General Covenants of Bank.

     (a) Litigation. Bank shall promptly notify Belk in writing if it receives written notice of any litigation that, if adversely determined, would reasonably be expected to have a material adverse effect on the Program, the Accounts in the aggregate or Bank's ability to perform its obligations hereunder.

     (b) Reports and Notices. Bank shall provide Belk with notice specifying the nature of any Bank Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute a Bank Event of Default, or any development or other information which is likely to have a material adverse effect on the Program, the Accounts or Bank's ability to perform its obligations pursuant to this Agreement. Notice pursuant to this Section 11.5(b) relating to Bank Events of Default shall be provided within two (2) Business Days after Bank has Knowledge of the existence of such default. Notices relating to all other events or developments described in this Section 11.5(b) shall be provided (i) promptly after Bank obtains Knowledge of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances. Any notice produced under this section shall be confirmed in writing to Belk within five (5) Business Days after transmission of the initial notice.

     (c) Applicable Law/Operating Procedures. Bank shall at all times during the Term comply in all material respects with Applicable Law affecting its obligations under this Agreement and the Operating Procedures. Bank shall at all times during the Term maintain a bank charter with FDIC insurance.

     (d) Books and Records. Bank shall keep adequate records and books of account with respect to the Accounts and Cardholder Indebtedness in which proper entries, reflecting all of the financial transactions relating to the Program, are made in accordance with GAAP and the requirements of this Agreement. Bank shall keep adequate records and books of account with respect to their activities, in which proper entries reflecting all of the financial transactions are made in accordance with GAAP.

     (e) Servicing Qualifications. Bank shall at all times during the Term remain licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Bank to perform its obligations under this Agreement. Bank shall at all times during the Term maintain the necessary facilities, equipment, supplies and such other resources in good working order as are reasonably necessary to provide any Services required to be provided by it pursuant to Section 7.2 in accordance with the SLAs set forth in Schedule 7.3(a).

     (f) Disputes with Cardholders. Bank shall cooperate with Belk in a timely manner (but in no event less promptly than required by Applicable Law) to resolve all disputes with Cardholders.


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

     (g) Disasters. The Parties agree as set forth in Schedule 11.5(g) with respect to disasters.

                                   ARTICLE XII

                      ACCESS, AUDIT AND DISPUTE RESOLUTION

     12.1 Access Rights. Each Party shall permit the other Party and its representatives and regulators to visit its facilities related to the Program during normal business hours with reasonable advance notice. The reviewing Party shall employ such reasonable procedures and methods as are necessary and appropriate in the circumstances, minimizing interference to the extent practicable with the reviewed Party's normal business operations. The reviewed Party shall use commercially reasonable efforts to facilitate the reviewing Party's review, including making reasonably available such personnel of the reviewed Party and its service providers to assist the reviewing Party and its representatives as reasonably requested. Each Party shall also permit the other Party and its representatives and regulators to review (during normal business hours) and obtain copies of the books and records relating to the Program; provided that neither Party shall be required to provide access to records to the extent that (a) such access is prohibited by Applicable Law, (b) such records are legally privileged, (c) such records are company planning documents of such Party or any of its Affiliates, operating budgets, management reviews or employee records, (d) such records relate to other customers of, or credit programs operated by, Bank or Belk (except as may be necessary or appropriate in connection with any consideration of the terms and conditions of Comparable Partner Programs and Competing Retail Programs as contemplated by this Agreement to the extent such terms and conditions are publicly known or otherwise known and not subject to any confidentiality obligations on the part of either Party) or (e) such records relate to other customers or operations of such Party other than the Program or to personnel records not normally disclosed in connection with audits.

     12.2 Audit Rights. Twice per year or at any time that a Party disputes the amount of any monies owed by either Party to the other hereunder or any time Belk reasonably believes that Bank has failed to comply with an SLA, such Party, at its sole cost and expense and upon five (5) days' prior notice to the other Party, may conduct an audit of those of the other Party's financial and operational records that are under the control and/or direction of the audited Party and relate to the Program or can be reasonably segregated. Such audit shall be conducted during normal business hours in accordance with generally accepted auditing standards and the auditing Party shall employ such reasonable procedures and methods as are necessary and appropriate in the circumstances, minimizing interference to the extent practicable with the audited Party's normal business operations. The audited Party shall use commercially reasonable efforts to facilitate the auditing Party's review, including making reasonably available such personnel of the audited Party and its service providers to assist the auditing Party and its representatives as reasonably requested. The audited Party shall deliver any document or instrument necessary for the auditing Party to obtain such records from any Person maintaining records for the audited Party and shall maintain records pursuant to its regular record retention policies. For purposes of this provision, the audited Party also shall be required to provide records relating to the Program held by Persons performing services in connection with the Program at the auditing Party's request. Notwithstanding the generality of the foregoing, the audited Party shall not be required to provide access to records to the extent that (a) such access is prohibited by Applicable Law,


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

(b) such records are legally privileged, (c) such records are company planning documents of such Party or any of its Affiliates, operating budgets, management reviews or employee records, (d) such records relate to other customers of, or credit programs operated by, Bank or Belk (except as may be necessary or appropriate in connection with any consideration of the terms and conditions of Comparable Partner Programs and Competing Retail Programs as contemplated by this Agreement to the extent such terms and conditions are publicly known or otherwise known and not subject to any confidentiality obligations on the part of either Party) or (e) such records relate to other customers or operations of such Party other than the Program or to personnel records not normally disclosed in connection with audits.

     12.3 Accounting Dispute Resolution.

     (a) Any dispute with respect to amounts of $500,000 or less due or payable under this Agreement or other calculations hereunder of amounts of $500,000 or less between the Parties arising out of or relating to this Agreement shall be resolved as provided in this Section 12.3. The Parties agree to attempt in good faith to resolve any such disputes. Except with respect to any indemnification claim arising under Article XVII, which shall not be subject to the procedures of this Section 12.3, if the Parties are unable to resolve any such dispute, after negotiating in good faith for a period of not less than ten (10) Business Days, either Party may request a firm of independent accountants mutually agreeable to the Parties (the "Accountants") to reconcile any amounts in dispute; provided, however, that the Accountants' determination shall be limited to the amount disputed by the Parties and in no event shall such determination provide for a payment to any Party higher than the amount claimed by the Party to be owed to such Party. Any such request shall be in writing and shall specify with particularity the disputed amounts being submitted for determination. Each Party agrees to promptly and in good faith take all necessary action to designate the Accountants no later than ten (10) Business Days after a request that such a designation be made. The Parties shall cooperate fully in assisting the Accountants in their review, including by providing the Accountants full access to all files, books and records (including work papers of internal and independent accountants of the Parties) relevant thereto and providing such other information as the Accountants may reasonably request in connection with any such review. Notwithstanding the generality of the foregoing, the Parties shall not be required to provide the Accountants with access to records to the extent that (i) such access is prohibited by Applicable Law, (ii) such records are legally privileged or (iii) such records relate to other customers of, or credit programs operated by, the Party (except as may be necessary or appropriate in connection with any consideration of the terms and conditions of Comparable Partner Programs and Competing Retail Programs as contemplated by this Agreement to the extent such terms and conditions are publicly known or otherwise known and not subject to any confidentiality obligations on the part of either Party). If the determination made by the Accountants requires either Party to make payment to the other Party of any additional amount, such Party shall make such payment no later than five (5) Business Days following receipt from the Accountants of written notice to the Parties of such determination plus interest at the Federal Funds Rate on any such amount due computed from and including the date such amount should have been paid through and excluding the date of payment. The fees and expenses of such Accountants arising out of such reviews shall be borne by the Parties in proportion to the relative difference between their respective claims regarding the amount in dispute and the amount determined by the Accountants. The determination of the Accountants shall be final and binding on the Parties subject to the correction of obvious errors.


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

     12.4 Dispute Resolution.

     (a) Generally. Any dispute among the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by Belk or Bank hereunder that is not otherwise required to be submitted for resolution under Section 12.3 shall be resolved as provided in this Section 12.4; provided, however, that this provision shall not limit either Party's right to obtain any provisional or other remedy, including, without limitation, specific performance or injunctive relief from any court of competent jurisdiction, as may be necessary, in the aggrieved Party's sole discretion, to protect its rights under this Agreement.

     (b) Resolution of Unapproved Matters. If a majority of the Operating Committee members constituting the full Operating Committee fail to agree on any Unapproved Matter within ten (10) Business Days after the relevant initial vote (and in the case of a subcommittee vote, the Operating Committee has attempted to resolve such matter for at least ten (10) Business Days after the relevant subcommittee vote and has failed to so), then initially the Chief Executive Officer of GE Consumer Finance - Americas, and Chief Financial Officer of Parent (or any other similarly ranking officer of GE Consumer Finance - Americas, or Parent, as the case may be, who is not a Operating Committee member and shall have been designated in writing by Parent or Bank, as applicable, to the other Party) shall in good faith attempt to resolve the matter. Any such resolution by such senior officers shall be deemed to be the action and approval of the Operating Committee for purposes of this Agreement. If after ten (10) Business Days, the Unapproved Matter remains unresolved by such senior officers of Parent and Bank Parent, the failure to agree shall constitute a deadlock. In the event of a deadlock, the final decision shall rest with Parent in the case of Belk Matters and with Bank in the case of Bank Matters, each of which shall, except as otherwise provided herein, exercise its discretion reasonably and in good faith.

     (c) Customer Service Disputes. If at any time there shall be a material change in customer dispute patterns or volume, as evidenced by the monitoring procedures set forth in the SLAs or otherwise experienced by Belk, (A) Parent shall call, and the Parties shall attend, one or more Operating Committee meetings to consider and vote upon a plan to remediate such customer service or other disputes, (B) the Parties shall negotiate in good faith for a period ending not less than ten (10) days following the date of such meeting, to arrive at a mutually agreeable remediation plan (or a shorter period if such a remediation plan is agreed to prior to the 10th day), and (C) if such remediation plan is voted upon and approved, the Parties shall promptly implement such plan; provided that if such customer service or other disputes arise from a change in Account terms, Parent may request that any such Account terms be restored to the terms in effect prior to such customer service or other disputes and Bank shall implement such change in Account terms to the extent permitted by Applicable Law. If such changes in Account terms are implemented, the amount payable by Bank to BAR under Section 9.l(a)(i) shall be adjusted to reinstate the amounts previously payable pursuant to this Agreement in connection with such reinstated terms. If such customer service or other disputes remain uncured on the tenth (10th) day following the implementation of such Operating Committee-approved remediation plan or such other date determined by the Operating Committee as reasonably required to implement such remediation plan, Parent shall call, and the Parties shall attend, one or more Operating Committee meetings to consider and vote upon an alternative plan to remediate such customer service or other disputes. If the Operating Committee is unable to agree to a plan to remediate such customer service or other disputes within the ten (10) days following any meeting called by Parent pursuant to this Section 3.2(e)(iii), it shall be considered an Unapproved Matter.

     (d) Informal Dispute Resolution.

          (i) Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their dispute informally, as follows:

               (A) Program Managers. Upon the written request of either Party containing a short statement as to the nature of the dispute and the requesting Party's position with respect thereto, the Program Managers shall meet for the purpose of negotiating in good faith to seek resolution of such dispute.

               (B) Operating Committee. If, after a period of ten (10) Business Days, the Program Managers are unable to resolve the dispute to the satisfaction of Belk and Bank, the dispute shall be brought before the Operating Committee in accordance with Section 12.4(b); provided, however, if the Operating Committee cannot resolve the dispute within five (5) days, the dispute shall not be considered an Unapproved Matter.

               (C) Appointment of Representatives. If, after a period of five
          (5) Business Days, the Operating Committee is unable to resolve the dispute to the satisfaction of both Belk and Bank, Bank shall appoint a designated knowledgeable, responsible representative who is one of the top five highest executives in the Credit Card division of Bank and who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet with Parent's Chief Financial Officer for the purpose of negotiating in good faith to seek resolution of the dispute.

With respect to clauses (A), (B) and (C) above, discussions, documents and correspondence exchanged among the Program Managers and representatives, or submitted to the Operating Committee for purposes of these negotiations, shall be treated as Confidential Information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in any lawsuit without the concurrence of the Parties. Documents identified in or provided with such communications, which were not prepared for the purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in any lawsuit.

          (ii) Formal proceedings for the resolution of the dispute shall not be commenced until the earlier of:

               (A) either of the designated representatives concludes in good faith that amicable resolution through continued negotiation of the dispute does not appear likely and so states in a notice to the other designated representative or in a joint declaration signed by each of them; or


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

               (B) twenty (20) Business Days after the appointment of designated representatives pursuant to Section 12.4(d)(i)(C) above (it being understood that this period shall be deemed to run notwithstanding any claim that the process described in this Section 12.4(d) was not followed or completed).

          (iii) This Section 12.4(d) shall not be construed to prevent a Party from instituting, and a Party is authorized to institute, formal proceedings earlier than provided in clause (ii) above, to avoid the expiration of any applicable limitations period or to preserve a superior position with respect to other creditors.

                                  ARTICLE XIII

                                 CONFIDENTIALITY

     13.1 General Confidentiality.

     (a) For purposes of this Agreement, "Confidential Information" means any of the following: (i) information that is provided by or on behalf of either Belk or Bank or their respective Affiliates to the other Party or its agents in connection with the Program (including information provided prior to the date hereof or the Effective Date); (ii) information about Belk or Bank or their Affiliates, or their respective businesses or employees, that is otherwise obtained by the other Party in connection with the Program, in each case including: (A) information concerning marketing plans, objectives and financial results; (B) information regarding business systems, methods, processes, financing data, programs and products; (C) information regarding any products offered or proposed to be offered under the Program or the manner of offering of any such products; (D) information unrelated to the Program obtained by Belk or Bank or their respective Affiliates, in connection with this Agreement, including by accessing or being present at the business location of the other Party; and (E) proprietary technical information, including source codes, or other proprietary information developed in connection with the Program; (iii) the terms and conditions of this Agreement; and (iv) the Marketing Plan. The provisions of this Article XIII governing Confidential Information shall not govern Cardholder Data or Belk Shopper Data, which shall be governed by the provisions of Article VI.

     (b) The restrictions on disclosure of Confidential Information under this
Article XIII shall not apply to information received or obtained by Belk or Bank or their respective Affiliates, as the case may be, that: (i) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; (ii) is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; (iii) is contained in, or is capable of being discovered through examination of, publicly available records or products; (iv) is required to be disclosed by Applicable Law; provided that the Party subject to such Applicable Law shall use reasonable efforts to avoid such disclosure and notify the other Party of any such use or requirement prior to disclosure of any Confidential Information obtained from the other Party in order to afford such other Party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third Parties; provided, further, that such information shall be disclosed only to the extent required by such Applicable Law and shall otherwise remain Confidential Information; or (v) is developed by Belk or Bank or their


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

Affiliates, as the case may be, without the use or knowledge of any proprietary, non-public information provided by the other Party under, or otherwise made available to such Party as a result of, this Agreement. Nothing herein shall be construed to permit the Receiving Party (as defined below) to disclose to any third party any Confidential Information that the Receiving Party is required to keep confidential under Applicable Law. Notwithstanding anything to the contrary in this Agreement, each Party and its employees, representatives or other agents may disclose to any and all Persons, without limitation of any kind, the U.S. income and franchise tax treatment and the U.S. income and franchise tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses, if any) that are provided to such Party relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. income or franchise tax strategy, if any, provided to such Party by another Party.

     (c) The terms and conditions of this Agreement and the Marketing Plan and all of the items referred to in clauses (A) through (B) of Section 13.1(a) shall each be the Confidential Information of Belk and Bank and each of the Parties to this Agreement shall be deemed to be a Receiving Party of each of them; provided, however, that the terms of this Agreement may be filed by either Party with any Governmental Authority (including public filings with the Securities and Exchange Commission) to the extent required by Applicable Law.

     (d) If Belk or its Affiliates, on the one hand, or Bank or its Affiliates, on the other hand, receives Confidential Information of the other Party ("Receiving Party"), the Receiving Party shall do the following with respect to the Confidential Information of the other Party ("Disclosing Party"): (i) keep the Confidential Information of the Disclosing Party secure and confidential;
(ii) treat all Confidential Information of the Disclosing Party with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (iii) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures.

     13.2 Use and Disclosure of Confidential Information.

     (a) Each Receiving Party shall use and disclose the Confidential Information of the Disclosing Party only for the purpose of performing its obligations or enforcing its rights with respect to the Program or as otherwise expressly permitted by this Agreement, and shall not accumulate in any way or make use of such Confidential Information for any other purpose.

     (b) Each Receiving Party shall: (i) limit access to the Disclosing Party's Confidential Information to those employees, authorized agents, vendors, consultants, service providers, accountants, advisors and subcontractors who have a reasonable need to access such Confidential Information in connection with the Program, the sale of Program Assets or other assets of Belk and its Affiliates or the establishment of a new Credit Card or other program or arrangement for Belk and its Affiliates, in each case in accordance with the terms of this Agreement, and (ii) ensure that any Person with access to the Disclosing Party's Confidential Information agrees to be bound by a confidentiality agreement containing the restrictions set forth in this Article XIII.


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     13.3 Unauthorized Use or Disclosure of Confidential Information. Each
Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party might cause immediate and irreparable harm to the Disclosing Party for which money damages might not constitute an adequate remedy. In that event, the Receiving Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees promptly to advise the Disclosing Party by telephone and in writing via facsimile of any security breach that may have compromised any Confidential Information or of any unauthorized misappropriation, disclosure or use by any Person of the Confidential Information of the Disclosing Party which may come to its attention, and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such breach, misappropriation, disclosure or use.

     13.4 Return or Destruction of Confidential Information. Upon the termination or expiration of this Agreement, the Receiving Party shall comply with the Disclosing Party's reasonable instructions regarding the disposition of the Disclosing Party's Confidential Information, which may include return of any and all the Disclosing Party's Confidential Information (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however, that the Receiving Party in possession of tangible property containing the Disclosing Party's Confidential Information may retain one archived copy of such material, subject to the terms of this Agreement, which may be used solely for regulatory purposes and may not be used for any other purpose. Such compliance shall be certified in writing, including a statement that no copies of Confidential Information have been kept, except as necessary for regulatory purposes.

                                  ARTICLE XIV

                          ACQUISITIONS AND DISPOSITIONS

     14.1 Acquisition of Retailer that Operates a Credit Card Business. The Parties agree as set forth in Schedule 14.1 with respect to the acquisition by Belk of, or other combination with, a retail department store business that directly or through an Affiliates issues a Credit Card in the United States.

     14.2 Acquisition of Retailer that has a Credit Card with Another Issuer. The Parties agree as set forth in Schedule 14.2 with respect to the acquisition by Belk of, or other combination with, a retail department store business that through an unaffiliated Person (other than Bank or any of its Affiliates) issues a Credit Card in the United States.

     14.3 Acquisition of Retailer that has a Credit Card with Bank. The Parties Agree as set forth in Schedule 14.3 with respect to the acquisition by Belk of a retail department store business or group of stores associated with a retail department store business that through Bank or any of its Affiliates issues a Credit Card in the United States.

     14.4 Conversion of Purchased Accounts.

     (a) If Bank acquires any Credit Card portfolio pursuant to Section 14.1 or 14.2, Parent and Bank shall negotiate in good faith in order to arrive at mutually agreeable terms


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pursuant to which the acquired Credit Card portfolio would be integrated into the Program, it being understood that, absent unique characteristics of the accounts acquired or impediments under Applicable Law or the cardholder agreements applicable to the acquired accounts, it is the mutual intent of the Parties that the acquired accounts be integrated in accordance with this Section 14.4; provided, however, that if based on the foregoing principles and pursuant to such good faith negotiations the Parties determine that the terms of this Agreement should not apply to such acquired assets, the acquired accounts shall be governed by such other and/or additional terms as the Parties shall agree. Subject to the foregoing, Credit Card accounts shall be converted to Accounts established under the Program, which converted Accounts shall be subject to the same terms and conditions as the Accounts and to this Agreement, and participate in the Program, as if they were originated under this Agreement.

     (b) Bank shall cover all reasonable costs related to conversions pursuant to this Section 14.4, including replacement of Credit Cards, notices to Cardholders and complying with other requirements of Applicable Law.

     14.5 No Other Belk Obligations. Except as set forth in this Article XIV, Parent shall have no obligation to include in the Program any Credit Card portfolios acquired in connection with any merger, consolidation, acquisition or other transaction or otherwise cause them to be transferred to Parent or otherwise transfer any such program to Bank. Except to the extent included in the Program, an acquired portfolio may be operated free of the exclusivity restrictions set forth in this Agreement.

                                   ARTICLE XV

                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

     15.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default by a Party hereunder:

     (a) Such Party shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement (other than failure to comply with any SLAs), and (i) such failure shall remain unremedied for a period of thirty (30) days after the other Party shall have given written notice thereof specifying the nature of such failure in reasonable detail, provided that if such failure cannot be cured in a commercially reasonable manner within such time, such failure shall not constitute an Event of Default if the defaulting Party shall have initiated and diligently pursued a cure within such time and such cure is completed within ninety (90) days from the date of written notice regarding such failure, and (ii) such failure shall either have a material adverse effect on the licensed marks of the non-defaulting Party, or materially diminish the economic value of the Program to the non-defaulting Party.

     (b) Any representation or warranty by such Party contained in this Agreement shall not be true and correct in any respect as of the date when made, and (i) the Party making such representation or warranty shall fail to cure the event giving rise to such breach within thirty (30) days after the other Party shall have given written notice thereof specifying the nature of such breach in reasonable detail, provided that if such failure cannot be cured in a commercially


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

reasonable manner within such time, such breach shall not constitute an Event of Default if the defaulting Party shall have initiated a cure within such time and such cure is completed within ninety (90) days from the date of written notice regarding such breach, and (ii) such failure shall either have a material adverse effect on the Program or the licensed marks of the non-defaulting Party or materially diminish the economic value of the Program to the non-defaulting Party.

     15.2 Defaults by Bank. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default by Bank hereunder:

     (a) Bank shall fail to settle Belk Charge Transaction Data and make payment in full therefor within two (2) Business Days after such settlement payment is due pursuant to Section 8.4 and after Belk shall have given Bank written notice thereof.

     (b) Bank shall fail to make payment in full within two (2) Business Days after any amount set forth on a Monthly Settlement Sheet or Yearly Settlement Sheet is due and payable and after BAR shall have given Bank written notice thereof.

     (c) Bank shall fail to make payment in full within two (2) Business Days after any amount due BAR pursuant to Section 9.1(a) is due and payable and after BAR shall have given Bank written notice thereof.

     (d) Bank Parent shall fail to make payment in full of any amount owed under the Bank Guaranty to BAR when due and payable.

     (e) Bank shall no longer be solvent or shall fail generally to pay its debts as they become due or there shall be a substantial cessation of Bank's regular course of business.

     (f) Any regulatory authority having jurisdiction over Bank shall order the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) Bank, as the case may be, or of any substantial part of its properties, or order the winding-up or liquidation of the affairs of Bank, and such order shall not be vacated, discharged, stayed or bonded within ninety (90) days from the date of entry thereof.

     (g) Bank shall (i) consent to the institution of proceedings specified in paragraph (f) above or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such entity or of any substantial part of its properties, or (ii) take corporate or similar action in furtherance of any such action.

     (h) Any occurrence of the event set forth on Schedule 15.2(h).

     (i) There shall be a Bank Event of Default as set forth on Schedule 7.3(a).

     (j) As a result of the regulatory status of Bank or any constraints imposed on Bank by any Governmental Authority, Bank's ability to perform under the Program is materially diminished or Parent experiences a material decline in customer satisfaction, and (i) such diminished performance or decline in customer satisfaction shall remain unremedied for a period of thirty (30) days after the other Party shall have given written notice thereof specifying the nature of such diminished performance or decline in customer satisfaction in reasonable detail,


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

provided, that if such diminished performance or decline in customer satisfaction cannot be cured in a commercially reasonable manner within such time, such diminished performance or decline in customer satisfaction shall not constitute a Bank Event of Default if Bank shall have initiated and diligently pursued a cure within such time and such cure is completed within ninety (90) days from the date of written notice regarding such diminished performance or decline in customer satisfaction, and (ii) such diminished performance or decline in customer satisfaction shall either have a material adverse effect on the licensed marks of Parent and its Affiliates, or materially diminish the economic value of the Program to Belk.

     (k) The Bank Guaranty shall expire or terminate or otherwise fail to be in full force and effect or Bank Parent shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity, enforceability or effectiveness of, the Bank Guaranty.

     (l) There shall be a Bank Event of Default as set forth on Schedule 7.9.

     (m) There shall be a Bank Event of Default as set forth in the Transition Plan.

     15.3 Defaults by Belk or BAR. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default by Belk or BAR hereunder:

     (a) BAR shall fail to make payment in full within two (2) Business Days after any amount set forth on a Monthly Settlement Sheet or Yearly Settlement Sheet is due and payable and after Bank shall have given BAR written notice thereof.

     (b) A petition under the U.S. Bankruptcy Code or similar law shall be filed against Belk or BAR and not be dismissed within ninety (90) days.

     (c) A decree or order by a court having jurisdiction (i) for relief in respect of Belk or BAR pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) for appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Belk or BAR or of any substantial part of their properties, or (iii) ordering the winding-up or liquidation of the affairs of Belk or BAR shall, in any such case be entered, and shall not be vacated, discharged, stayed or bonded within ninety
(90) days from the date of entry thereof.

     (d) Belk or BAR shall (i) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Belk or BAR or any substantial part of its properties, or (iii) take corporate or similar action in furtherance of any such action.

     (e) Belk or BAR fails to report In-Store Payments within two (2) Business Days after receipt thereof and the failure continues for two (2) Business Days after receipt of notice by Belk or BAR from Bank (which notice may be by fax with a confirmation call) that such report was not received.


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

     15.4 Remedies for Events of Default. In addition to any other rights or remedies available to the Parties at law or in equity, upon the occurrence of an Event of Default pursuant to Section 15.1, 15.2 or 15.3, the non-defaulting Party shall be entitled to collect from the defaulting Party any amount indisputably in default plus interest based on the Federal Funds Rate.

                                  ARTICLE XVI

                                TERM/TERMINATION

     16.1 Term. This Agreement shall continue in full force and effect from the Effective Date until June 30, 2016 (the "Initial Term"). The Agreement shall be renewed by mutual written agreement of the Parties for successive one (1) year terms (each, a "Renewal Term") at least six (6) months prior to the expiration of the Initial Term or current Renewal Term, as the case may be. If the Parties do not agree to renew the Agreement at least six (6) months prior to the expiration of the Initial Term or the current Renewal Term, as the case may be, the Agreement shall automatically terminate (i) at the expiration of the Initial Term or then current Renewal Term, provided that such termination shall not occur until the waiver in writing or expiration of BAR's right to provide notice of its election to purchase the Program Assets, or (ii) if BAR timely gives notice that it is exercising its right under Section 17.2 to purchase the Program Assets, upon the date on which the closing of the purchase by BAR or the Nominated Purchaser of the Program Assets pursuant to Section 17.2 shall take place.

     16.2 Termination by Belk Prior to the End of the Initial Term or a Renewal Term. Belk may terminate this Agreement upon written notice prior to the end of the Initial Term or any Renewal Term under each of the circumstances set forth in this Section 16.2; provided, that in the event BAR gives notice of termination under this Section 16.2 this Agreement shall terminate (i) on the termination date specified in BAR's termination notice, which must be at least as long as the timeframe listed in the provisions of this section, provided that such termination shall not occur until the waiver in writing or expiration of BAR's right to provide notice of its election to purchase the Program Assets, or
(ii) if BAR timely gives notice that it exercises its right under Section 17.2 to purchase the Program Assets, upon the date on which the closing of the purchase by BAR or the Nominated Purchaser of the Program Assets pursuant to
Section 17.2 shall take place:

     (a) after the occurrence of a Bank Event of Default;

     (b) upon thirty (30) days' prior written notice if (i) there is a Change of Control of Bank Parent or (ii) one or more Persons that is not an Affiliate of Bank acquires a direct or indirect controlling interest in Bank or any other Person conducting a substantial part of the Credit Card business conducted within the corporate group of Bank Parent or such corporate group otherwise disposes of or terminates a substantial part of such Credit Card business;

     (c) upon thirty (30) days' prior written notice following the occurrence of the event set forth in Schedule 16.2(c); or


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

     (d) upon thirty (30) days' prior written notice if there is a change in Applicable Law which reduces or could reasonably be expected to reduce in any material respect the ability of Parent or any of its Affiliates to gain access to, or to use, any Cardholder Data, Belk Shopper Data or Belk Charge Transaction Data below the level of access and use permitted under Applicable Law immediately prior to the date of this Agreement.

     16.3 Termination by Bank Prior to the End of the Initial Term or a Renewal Term. Bank may terminate this Agreement upon written notice prior to the end of the Initial Term or any Renewal Term after the occurrence of a Belk Event of Default; provided, that in the event Bank gives notice of termination under this
Section 16.3, this Agreement shall terminate (i) on the termination date specified in Bank's termination notice, provided that such termination shall not occur until the waiver in writing or expiration of BAR's right to provide notice of its election to purchase the Program Assets, or (ii) if BAR timely gives notice that it exercises its right under Section 17.2 to purchase the Program Assets, upon the date on which the closing of the purchase by BAR or the Nominated Purchaser of the Program Assets pursuant to Section 17.2 shall take place.

     16.4 Automatic Termination. Upon termination of the Belk Purchase Agreement without the occurrence of the Closing, this Agreement shall automatically terminate and shall be null and void.

                                  ARTICLE XVII

                             EFFECTS OF TERMINATION

     17.1 General Effects.

     (a) All solicitations, marketing and advertising of the Program, other than acceptance of applications through Belk Channels in the ordinary course of business consistent with past practice, shall cease upon the expiration or termination of this Agreement, except as the Parties may otherwise mutually agree; provided that the Parties shall continue to operate the Program in accordance with the terms of this Agreement and service the Accounts in good faith and in the ordinary course of their respective businesses, subject to the terms of this Agreement, until the provisions of Section 17.2 are satisfied. The Parties shall cooperate to ensure the orderly wind-down or transfer of the Program.

     (b) Upon the satisfaction of the provisions of Section 17.2, all obligations of the Parties under this Agreement shall cease, except that the provisions specified in Section 19.25 shall survive.

     17.2 BAR's Option to Purchase the Program Assets.

     (a) If this Agreement expires or is terminated by either Party for whatever reason, BAR has the option (the "Purchase Option") to purchase, or arrange the purchase by a Nominated Purchaser, of the Program Assets from Bank.

     (b) The Purchase Option is exercisable by BAR or the Nominated Purchaser serving notice (the "Exercise Notice") on Bank no later than one hundred eighty
(180) days after the


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receipt of the information with respect to the Program Assets required to be delivered by Bank pursuant to Section 17.2(e).

     (c) If the Purchase Option is exercised, BAR or the Nominated Purchaser must complete the purchase of the Program Assets within one hundred eighty (180) days after the delivery of the Exercise Notice; provided that if, in connection with the purchase of the Program Assets by a Nominated Purchaser, any required regulatory approvals or rating agency consents are not received within one hundred eighty (180) days after the delivery of the Exercise Notice, BAR shall complete the purchase of the Program Assets on behalf of the Nominated Purchaser within two hundred seventy (270) days after the delivery of the Exercise Notice. The date of the completion of any purchase under this Section 17.2(c) shall be the "Program Purchase Date."

     (d) The purchase price for the Program Assets purchased, payable on the Program Purchase Date, shall be equal to (i) with respect to Cardholder Indebtedness that did not exist as of the Effective Date, the Non-Existing Cardholder Indebtedness Price, and (ii) with respect to Cardholder Indebtedness that did exist as of the Effective Date, Existing Cardholder Indebtedness Price. For purposes of this Section 17.2(d), all Cardholder payments after the Effective Date in respect of Accounts that exist as of the Effective Date shall be credited first against Cardholder Indebtedness, including accrued interest and fees, that exists as of the Effective Date until all such Cardholder Indebtedness is paid in full. In calculating the purchase price, the Parties shall exclude written-off Cardholder Indebtedness (in accordance with the write-off policy then applicable to the Program) and other exclusions of Cardholder Indebtedness substantially similar to those contained in the Belk Purchase Agreement.

     (e) The Parties shall use commercially reasonable efforts to minimize transaction costs and Bank shall provide BAR and the Nominated Purchaser and their respective representatives reasonable access to the records and accounts relating to the Program Assets for the purpose of conducting due diligence investigations to determine whether they wish to purchase the Program Assets and shall provide as soon as reasonably practicable (but in no event more than fifteen (15) days) following a request therefor from BAR or its Nominated Purchaser a master file of the Accounts (which shall include data for at least the twenty-four (24) month period preceding the month in which the master file is requested and shall be updated upon request of BAR); provided, however, that Bank shall be entitled to require any Nominated Purchaser to enter into customary confidentiality arrangements before providing it with such access. The Parties shall promptly negotiate in good faith and execute a purchase agreement for the Program Assets to be repurchased, which shall contain terms and conditions substantially similar to those in the Belk Purchase Agreement (to the extent they are applicable). Bank shall provide reasonable assistance in connection with the conversion of the Program Assets to the Systems of Belk or the Nominated Purchaser, including provision of interim services in accordance with the provisions of this Agreement until such conversion occurs. The Parties shall not unreasonably withhold or delay execution of such purchase agreement or any other documents necessary to effectuate such sale. The Parties shall use reasonable efforts to ensure that the Program Purchase Date occurs as promptly as reasonably practicable following the execution of such purchase agreement. Notwithstanding the foregoing, to the extent an Exercise Notice has not otherwise been delivered to Bank, Bank shall, twelve (12) months prior to the expiration of the Initial Term and each Renewal Term, provide to Belk the information called for by this Section 17.2(e) in accordance with the provisions hereof.


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

     17.3 Termination Assistance Services.

     (a) Bank will, upon the request of Belk during the Termination Assistance Period, provide the Termination Assistance Services at the expense of Bank. Unless otherwise agreed by the Parties in writing, the quality and level of performance during the Termination Assistance Period will not be degraded in any material respect as to those Termination Assistance Services over which Bank has control. Bank will provide the Termination Assistance Services regardless of the reason for expiration or termination of this Agreement.

     (b) Upon the expiration or termination of this Agreement, upon the request of Belk, Bank will provide Belk with reasonable access to employees of Bank who perform all or substantially all of their services for the Program as Belk may reasonably request so that Belk or its designee may extend offers of employment to such employees, and Bank shall waive any prohibitions in any employment or other agreements with such individuals that may restrict such individuals from accepting such offers from Belk.

     17.4 Rights of Bank if Purchase Option Not Exercised.

     (a) If this Agreement expires or is terminated and BAR gives written notice that it shall not exercise the Purchase Option or otherwise fails to exercise the Purchase Option in accordance with Section 17.2(b), neither Belk nor BAR shall have any further rights whatsoever in the Program Assets. In such event, Bank shall have the right in its sole discretion on or after the expiration or termination of this Agreement to:

          (i) within sixty (60) days after the later of (A) such expiration or termination, (B) Belk gives written notice that it shall not exercise its option referred to in Section 17.2, or (C) the time period for Belk to exercise such option shall have expired, issue to Cardholders a replacement or substitute Credit Card (which card must not bear any Belk Licensed Marks or any other trademarks or source indicators confusingly similar thereto) with such characteristics as Bank considers appropriate (the cost of card re-design and re-issue being borne by Bank); provided that the issuance of a replacement or substitute Credit Card shall be subject to the limitations described in Schedule 17.4 under the caption "Replacement Cards"; provided, further, that Belk shall be permitted to add an enclosure to the last two
     (2) Billing Statements to the effect that the Program has been terminated;

          (ii) subject to Applicable Law, notify Cardholders that Bank shall cease providing credit under the Accounts and require repayment of all amounts outstanding on all Accounts until all associated receivables have been repaid;

          (iii) sell the Accounts and associated receivables to a third party purchaser (other than a competing retailer) selected by Bank at a price agreed between Bank and the purchaser; provided that any such sale (and any subsequent sale of the Accounts and associated receivables) shall include a restriction prohibiting subsequent transfer of the Accounts and associated receivables to a competitor of Parent and its Affiliates; or

          (iv) any combination of (i), (ii) and (iii).


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     In addition, the Parties agree as set forth in Schedule 17.4 under the caption "Competing Retailers."

     (b) The Parties agree as set forth in Schedule 17.4 under the caption "Use of Cardholder Data" with respect to the use and disclosure of Cardholder Data.

     (c) Within sixty (60) days after the later of (i) expiration or termination, (ii) BAR gives written notice that it shall not exercise its option referred to in Section 17.2, or (iii) the time period for BAR to exercise such option shall have expired, Bank shall no longer use any of the Belk Licensed Marks (or any other trademarks or source indicators confusingly similar thereto) and must rebrand the Belk Credit Cards; provided that thereafter Bank may continue to use the Belk Licensed Marks solely to the extent necessary to identify the Accounts in connection with the billing and collection thereof and as otherwise required by Applicable Law. Belk shall continue to accept Belk Credit Cards until sixty (60) days after the later of (i) expiration or termination, (ii) BAR gives written notice that it shall not exercise its option referred to in Section 17.2, or (iii) the time period for BAR to exercise such option shall have expired.

                                  ARTICLE XVIII

                                 INDEMNIFICATION

     18.1 Belk Indemnification of Bank. From and after the Effective Date, the Belk Parties shall indemnify and hold harmless Bank, its Affiliates, and their respective officers, directors and employees from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys' fees and expenses, which are caused or incurred by, result from, arise out of or relate to:

     (a) Belk's or its Affiliate's gross negligence or recklessness or willful misconduct (including acts and omissions) relating to the Program;

     (b) any breach by Belk or any of its Affiliates, employees or agents of any of the material terms, covenants, representations, warranties or other provisions contained in this Agreement;

     (c) any actions or omissions by Bank taken or not taken at a Belk's or its Affiliates' written request or direction pursuant to this Agreement except where Bank would have been otherwise required to take such action (or refrain from acting) absent the request or direction of Belk or its Affiliates;

     (d) dishonest or fraudulent acts by a Retail Merchant, or any of its agents or employees, in connection with the Program (except to the extent of any amount charged back pursuant to Section 8.5);

     (e) any failure by the Retail Merchants to satisfy any of their obligations to third parties with respect to the sale by them to such third parties of Belk Goods and Services;


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

     (f) any Solicitation Materials distributed by Belk or its Affiliates and not (i) approved by the Operating Committee or (ii) provided by Bank;

     (g) any claim, suit or proceeding by any third party arising out of the failure of a Retail Merchant to comply with Applicable Law in connection with the Program or the Operating Procedures, unless such failure was the result of any action taken or not taken by such Retail Merchant at the written request or direction of Bank;

     (h) Belk's Inserts or Billing Statement messages; and

     (i) allegations by a third party that the use of the Belk Licensed Marks or Intellectual Property of Parent or its Affiliates constitutes infringement of any Intellectual Property right of such third party.

     18.2 Bank's Indemnification of Belk. From and after the Effective Date, Bank shall indemnify and hold harmless Belk, its Affiliates and their respective officers, directors and employees from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys' fees and expenses, which are caused or incurred by, result from, arise out of or relate to:

     (a) Bank's or its Affiliates' gross negligence or recklessness or willful misconduct (including acts and omissions) relating to the Program;

     (b) any breach by Bank or any of its Affiliates, employees or agents of any of the material terms, covenants, representations, warranties or other provisions contained in this Agreement or any Cardholder Agreement;

     (c) any actions or omissions by Belk or its Affiliates taken or not taken at Bank's written request or direction pursuant to this Agreement, except where Belk or its Affiliates would have been otherwise required to take such action (or refrain from acting) absent the request or direction of Bank;

     (d) dishonest or fraudulent acts by Bank, or any of its Affiliates, agents or employees, in connection with the Program;

     (e) any failure by Bank or its Affiliates to satisfy any of its obligations to (i) Cardholders with respect to the Program or the Accounts, whether pursuant to the Cardholder Agreements or otherwise or (ii) any other third parties in connection with its provision of other products and services to such third parties;

     (f) any Account Documentation and Solicitation Materials approved by the Operating Committee and used by Belk or its Affiliates in that form and in accordance with Bank's instructions and/or the Operating Procedures that fails to comply with Applicable Law;

     (g) any claim, suit or proceeding by any third party arising out of the failure of Bank or its Affiliates to comply with Applicable Law in connection with the Program or the Operating Procedures unless such failure was the result of any action taken or not taken by Bank or its Affiliates at the specific written request or direction of Belk;


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

     (h) Bank's or its Affiliates' Inserts or Billing Statement messages; and

     (i) allegations by a third party that the use of the Bank Licensed Marks or Intellectual Property of Bank or its Affiliates constitutes infringement of any Intellectual Property right of such third party.

     18.3 Procedures.

     (a) In case any claim is made, or any suit or action is commenced, against a Party, its Affiliates and their respective officers, directors and employees (the "Indemnified Party") in respect of which indemnification may be sought by it under this Article XVIII, the Indemnified Party shall promptly give the other Party (the "Indemnifying Party") notice thereof and the Indemnifying Party shall be entitled to participate in the defense thereof and, with prior written notice to the Indemnified Party given not later than twenty (20) days after the delivery of the applicable notice from the Indemnified Party, to assume, at the Indemnifying Party's expense, the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, except as set forth in Section 18.3(b), the Indemnifying Party shall not be liable to such Indemnified Party under this Section for any attorneys' fees or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation.

     (b) The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party's expense, unless (i) the employment of such counsel has been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or (iii) the Indemnified Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events the attorneys' fees and expenses of counsel to the Indemnified Party shall be borne by the Indemnifying Party.

     (c) The Indemnifying Party shall promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in, the defense of any such claim, suit or action.

     (d) The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which payments may be sought by the Indemnified Party hereunder, and (i) the Indemnifying Party may settle or compromise any such claim, suit or action solely for the payment of money damages for which the Indemnified Party will be fully indemnified hereunder, but shall not agree to any other settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld (it being agreed that any failure of an Indemnified Party to consent to any settlement or compromise involving relief other than monetary damages shall not be deemed to be unreasonably withheld),


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and (ii) the Indemnified Party may settle or compromise any such claim, suit or action solely for an amount not exceeding One Thousand Dollars ($1,000), but shall not settle or compromise any other matter without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

     18.4 Notice and Additional Rights and Limitations.

     (a) If an Indemnified Party fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this Article XVIII may be sought, such failure shall not limit the liability of the Indemnifying Party; provided, however, that this provision shall not be deemed to limit the Indemnifying Party's rights to recover from the Indemnified Party for any loss, cost or expense which it can establish resulted from such failure to give prompt notice.

     (b) This Article XVIII shall govern the obligations of the Parties with respect to the subject matter hereof but shall not be deemed to limit the rights that either Party might otherwise have at law or in equity.

     (c) Notwithstanding anything to the contrary in this Agreement, no Party shall be liable to the other for punitive or exemplary damages relating to or arising out of this Agreement, any breach hereof or any of the transactions provided for therein, unless the Indemnified Party shall have become liable to a third party for such amounts.

                                   ARTICLE XIX

                                  MISCELLANEOUS

     19.1 Precautionary Security Interest. Belk and Bank agree that this Agreement contemplates the extension of credit by Bank to Cardholders and that Belk's submission of Belk Charge Transaction Data to Bank shall constitute assignment by Belk of any and all right, title and interest in such Belk Charge Transaction Data and the Cardholder Indebtedness reflected therein. However, as a precaution in the unlikely event that any person asserts that Article 9 of the UCC applies or may apply to the transactions contemplated hereby, and to secure Belk's payment of and performance of all obligations of Belk to Bank, Belk hereby grants to Bank a first priority present and continuing security interest in and to the following, whether now existing or hereafter created or acquired:
(i) all Accounts, Cardholder Indebtedness, Account Documentation and Belk Charge Transaction Data, (ii) all deposits, credit balances and reserves on the Bank's books relating to the Program, and (iii) all proceeds of the Cardholder Indebtedness. In addition, Belk agrees to take any reasonable action requested by Bank, at Bank's expense, to establish the first lien and perfected status of such security interest. Upon the termination or expiration of this Agreement, Bank shall execute such releases and file such notices as Belk may request to evidence the termination of the security interest provided for in this Section 19.1.

     19.2 Securitization, Participation or Pledge of Cardholder Indebtedness. Bank shall have the right to securitize, participate or pledge the Cardholder Indebtedness or any part thereof by itself or as part of a larger offering at any time, in such a manner that allows Bank to obtain


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

cash flows representing all or most of the economic benefits of owning such Cardholder Indebtedness. Such securitization, participation or pledge shall not affect any Belk Party's rights or Bank's obligations hereunder. Bank shall not securitize, participate or pledge the Cardholder Indebtedness in any manner that may encumber any Belk Party's rights hereunder to purchase Program Assets. All uses of the Belk Licensed Marks in any securitization document shall be made in accordance with Section 10.1 and with the prior written approval of BAR, except for the "Belk" name which may be used as customary in securitization transactions generally or as required by Applicable Law.

     19.3 Assignment. Neither the Belk Parties, on the one hand, or Bank, on the other hand, shall assign this Agreement or any of its rights hereunder without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement or otherwise transfer any of its rights and obligations hereunder to any of its Affiliates without the other Party's consent. The Parties agree that this Section 19.3 shall not permit any sale or transfer of Accounts that would be prohibited by Section 19.4; provided, however, that the foregoing shall not restrict the Bank from transferring the Accounts to any of its Affiliates.

     19.4 Sale or Transfer of Accounts. Bank shall not sell or transfer in whole or in part any Accounts or the Cardholder Indebtedness; provided, however, that this Section 19.4 shall not restrict the ability of Bank to securitize, participate or pledge the Cardholder Indebtedness pursuant to Section 19.2; provided, further, that Bank may from time to time sell any Accounts or the Cardholder Indebtedness that have been written-off in accordance with the Risk Management Policies. Notwithstanding the foregoing, if Parent and/or its Affiliates dispose of any stores to third party purchasers, Bank shall have the right to sell the Accounts and related Cardholder Indebtedness associated with such disposed stores to such third party purchasers. For these purposes, Accounts will be deemed to be "associated" with the store in which the Cardholder used such card most frequently during the previous twelve (12) month period, or if such card was not used at a store during such period, the Account will be deemed to be "associated" with the store that is located closest to the billing address for such Account.

     19.5 Subcontracting; Outsourcing. The Parties agree as set forth in
Schedule 19.5(a) with respect to subcontracting and outsourcing.

     19.6 Amendment. Except as provided herein, this Agreement may not be amended except by a written instrument signed by the Belk Parties and Bank.

     19.7 Non-Waiver. No delay by a Party hereto in exercising any of its rights hereunder, or partial or single exercise of such rights, shall operate as a waiver of that or any other right. The exercise of one or more of a Party's rights hereunder shall not be a waiver of, or preclude the exercise of, any rights or remedies available to such Party under this Agreement or in law or at equity.

     19.8 Severability. In case any one or more of the provisions contained herein shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained


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

herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

     19.9 Venue; Jury Trial. Each Party hereby irrevocably submits to the jurisdiction of the United States District Court for the Western District of North Carolina, or, if such federal jurisdiction is unavailable, in the state courts of the State of Delaware located in Wilmington, Delaware over any action arising out of this Agreement, and each Party hereby irrevocably waives any objection which such Party may now or hereafter have to the laying of improper venue or forum non conveniens. Each Party agrees that a judgment in any such action or proceeding maybe enforced in other jurisdictions by suit on the judgment or in any manner provided by law. Any and all service of process and any other notice in any such suit, action or proceeding with respect to this Agreement shall be effective against a Party if given as provided herein. The Parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

     19.10 Governing Law; Compliance with Law.

     (a) This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made to be performed within such State and applicable federal law.

     (b) Each Party shall comply in all material respects with Applicable Law in connection with its activities and the exercise of its rights and performance of its obligations hereunder.

     19.11 Specific Performance. The Parties agree that money damages would not be a sufficient remedy for any breach of Article VI, X or XIII or the failure of a Party to perform any of its material obligations hereunder, and that, in addition to all other remedies, each Party will be entitled to seek specific performance and to seek injunctive or other equitable relief as a remedy for any such breach or failure to perform its material obligations hereunder. Each Party waives any requirements for the securing or posting of any bond in connection with such remedy.

     19.12 Captions. Captions of the articles and sections of this Agreement are for convenient reference only and are not intended as a summary of such articles or sections and do not affect, limit, modify or construe the contents thereof.

     19.13 Notices. Any notice, approval, acceptance or consent required or permitted under this Agreement shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person or, if sent by United States registered or certified mail, with postage prepaid, or by a nationally recognized overnight delivery service, when received, addressed as follows:


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If to Belk:       Belk, Inc.
                  2801 West Tyvola Road
                  Charlotte, NC 28217
                  Attention: Chief Financial Officer
                  Fax: (704) 357-1947

If to BAR:        Belk Accounts Receivable LLC
                  2801 West Tyvola Road
                  Charlotte, NC 28217
                  Attention: Vice President of Credit
                  Fax: (704) 357-1947

With a copy to:   Belk, Inc.
                  2801 West Tyvola Road
                  Charlotte, NC 28217
                  Attention: General Counsel
                  Fax: (704) 357-1883

If to Bank:       GE Money Bank
                  4246 South Riverboat Road
                  Suite 200
                  Salt Lake City, Utah 84123
                  Attention: President

with a copy to:   GE Consumer Finance - Americas
                  1600 Summer Street
                  Stamford, Connecticut 06905
                  Attention: Office of General Counsel
                  Fax: (203) 585-6297

with a copy to:   GE Consumer Finance Americas
                  1600 Summer Street
                  Stamford, Connecticut 06905
                  Attention: President
                  Fax: (203) 585-6297

provided, however, that a Party may notify the other Party in writing (in accordance with the notice provisions in this Section) from time to time of an alternative address for notices under this Section and, in such case, notices hereunder will be effective if sent to the last address so designated.

     19.14 [Intentionally omitted]

     19.15 Further Assurances. The Belk Parties and Bank agree to produce or execute such other documents or agreements as may be necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions specified herein and


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

to take all such further action as the other Party may reasonably request in order to give evidence to the consummation of the transactions specified herein.

     19.16 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the Parties or any third party to create the relationship of principal and agent, partnership, joint venture or of any association between the Belk Parties and Bank, and no act of either Party shall be deemed to create any such relationship. The Belk Parties and Bank each agree to such further actions as the other may request to evidence and affirm the non-existence of any such relationship.

     19.17 Press Releases. The Belk Parties, on the one hand, and Bank, on the other hand, each shall obtain the prior written approval of the other Party with regard to the substance and timing of any press releases which announce the execution of this Agreement or the transactions specified herein, which prior approval shall not unreasonably be withheld. At all times thereafter, the Belk Parties and Bank, prior to issuing any press releases concerning this Agreement or the transactions specified herein, shall consult with each other concerning the proposed substance and timing of such releases and give due consideration to the comments of the other Party relating thereto. The foregoing notwithstanding, it is understood that neither Party shall be required to obtain any prior consent, but shall consult with each other to the extent practicable, with regard to (a) filings, press releases and other announcements as may be required by Applicable Law or the applicable rules and regulations of any governmental agency or stock exchange and (b) publications prepared solely by and for employees of the Belk Parties or Bank or their respective Affiliates.

     19.18 No Set-Off. The Belk Parties and Bank agree that each Party has waived any right to set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of the other Party held by the Party or (ii) any indebtedness or other liabilities at any time owing by the Party to the other Party, as the case may be, against or on account of any obligations owed by the other Party under this Agreement, except for undisputed amounts, which may be set off, and except as otherwise expressly set forth herein.

     19.19 Conflict of Interest. Each Party hereto, in performing it obligations hereunder, shall establish and maintain appropriate business standards, procedures and controls designed to ensure that such Party shall perform and conduct its operations in a manner consistent with the Program Objectives and in such a way as not to disparage or embarrass or otherwise adversely affect the other Party and its Affiliates. Each Party shall review such standards, procedures and controls with reasonable frequency during the Term including those related to the activities of its employees and agents in their relations with the employees, agents and representatives of the other Party hereto and with other third parties.

     19.20 Third Parties. There are no third-party beneficiaries to this Agreement. Except for the Indemnified Parties with respect to indemnity claims pursuant to Article XVIII, the Parties do not intend: (i) the benefits of this Agreement to inure to any third party; or (ii) any rights, claims or causes of action against a Party to be created in favor of any person or entity other than the other Party.


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     19.21 Force Majeure. If performance of any service or obligation under this
Agreement is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, earthquakes, war, revolution, civil commotion, acts of public enemies, terrorist attacks, blockade, embargo or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of a Party and could not have been prevented by reasonable precautions, (each, a "Force Majeure Event") then such Party shall be excused from such performance to the extent of and during the period of such Force Majeure Event. A Party excused from performance pursuant to this Section 19.21 shall exercise all reasonable efforts to continue to perform its obligations hereunder, including by implementing its DRP as provided in
Section 7.8, and shall thereafter continue with reasonable due diligence and good faith to remedy its inability to so perform except that nothing herein shall obligate either Party to settle a strike or other labor dispute when it does not wish to do so; provided, however, that if Bank is unable to perform any service or obligation under this Agreement as a result of a Force Majeure Event, it shall use its best efforts to perform such services or obligations as promptly as practicable, and in no event later than the commencement of performance of similar services or obligations for Bank's other private label credit card customers. Notwithstanding the foregoing, if a condition constituting a Force Majeure Event with respect to Bank, on the one hand, or a Belk Party , on the other hand, exists for more than thirty (30) consecutive days (or five (5) days in the case of any payment obligation) and such Party is unable to perform a material obligation (which shall be deemed to include any payment obligation pursuant to Article VIII or Article IX) under this Agreement due to such Force Majeure Event, then the other Party shall have the right to terminate this Agreement upon written notice to the Party subject to such Force Majeure Event; provided, however, that (i) prior to delivering written notice of termination in respect of such Force Majeure Event, the Party seeking to terminate this Agreement shall call, and the Parties shall attend one or more Operating Committee meetings to consider and vote upon a plan to outsource the material obligation that such Party is unable to perform and (ii) if such outsourcing arrangement is agreed to, the Parties shall promptly implement such arrangement and this Agreement may not be terminated unless such Force Majeure Event continues on the fifteenth (15th) day following approval of such outsourcing arrangement.

     19.22 Entire Agreement. This Agreement, together with the Schedules hereto which are expressly incorporated herein by reference, supersedes any other agreement, whether written or oral, that may have been made or entered into by the Belk Parties or Bank or any of their respective Affiliates (or by any officer or employee of any such Parties) relating to the matters specified herein, and constitutes the entire agreement by the Parties related to the matters specified herein or therein.

     19.23 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the other.


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

     19.24 Counterparts/Facsimiles. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Any facsimile of an executed counterpart shall be deemed an original.

     19.25 Survival. Upon the expiration or termination of this Agreement, the Parties shall have the rights and remedies described herein. Upon such expiration or termination, all obligations of the Parties under this Agreement shall cease, except that the obligations of the Parties pursuant to Article VI (Cardholder Information), Section 8.5 (Bank Right to Charge Back), Article X (Intellectual Property), Article XII (Access, Audit and Dispute Resolution),
Article XIII (Confidentiality), Article XVII (Effects of Termination), Article XVIII (Indemnification), Section 19.1 (Precautionary Security Interest), Section
19.9 (Venue) and Section 19.10 (Governing Law; Compliance with Law) shall survive the expiration or termination of this Agreement.

     19.26 Interim Servicing. Notwithstanding anything herein and for the avoidance of doubt, Bank shall not be in default of this Agreement or otherwise liable under this Agreement for any of the standards, reports, or other obligations set forth herein relating to the Services being performed by the Belk Parties and their Affiliates under this Agreement or HSBC and McRae's under the Servicing Agreements until such time as the Services are transferred to Bank. Bank shall perform its obligations under the HSBC Interim Servicing Agreement or the McRae's Interim Servicing Agreement and shall promptly notify Belk in the event Bank determines that HSBC is not fulfilling its obligations under the HSBC Interim Servicing Agreement or McRae's is not fulfilling its obligations under the McRae's Interim Servicing Agreement.

     19.27 No Joint and Several Liability. The Parties acknowledge and agree that the obligations of Belk and BAR under this Agreement are not joint and several but are several only.

     19.28 Disposition of Stores. Bank acknowledges that Parent and/or its Affiliates shall have the right at any time and from time to time to dispose of stores to third parties (whether individually or in a group, including through the sale of Parent or a division or Subsidiary of Parent).

     19.29 Commencement of Obligations. Except as otherwise provided herein, the respective obligations of the Parties shall commence on the Effective Date.

                  [Remainder of Page Intentionally Left Blank]


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

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first above written.

                                        BELK, INC.


                                        By:  /s/ Brian T. Marley
                                            ------------------------------------
                                        Name:  Brian T. Marley
                                              ----------------------------------
                                        Title:  Executive Vice President
                                               ---------------------------------


                                        BELK STORES OF VIRGINIA LLC


                                        By:  /s/ Brian T. Marley
                                            ------------------------------------
                                        Name:  Brian T. Marley
                                              ----------------------------------
                                        Title:  Executive Vice President
                                               ---------------------------------


                                        BELK-SIMPSON COMPANY, GREENVILLE,
                                        SOUTH CAROLINA


                                        By:  /s/ Brian T. Marley
                                            ------------------------------------
                                        Name:  Brian T. Marley
                                              ----------------------------------
                                        Title:  Executive Vice President
                                               ---------------------------------


                                        BELK DEPARTMENT STORES LP

                                        By: Belk, Inc., its General Partner


                                        By:  /s/ Brian T. Marley
                                            ------------------------------------
                                        Name:  Brian T. Marley
                                              ----------------------------------
                                        Title:  Executive Vice President
                                               ---------------------------------


                                        BELK ACCOUNTS RECEIVABLE LLC


                                        By:  /s/ Brian T. Marley
                                            ------------------------------------
                                        Name:  Brian T. Marley
                                              ----------------------------------
                                        Title:  Executive Vice President
                                               ---------------------------------


                     [SIGNATURE PAGE TO PROGRAM AGREEMENT]

                                        GE MONEY BANK


                                        By: /s/ Margaret Keane
                                            ------------------------------------
                                        Name: Margaret Keane
                                              ----------------------------------
                                        Title: Executive Vice President
                                               ---------------------------------